Exhibit 2.1

STOCK PURCHASE AGREEMENT
by and among
COMSCORE, INC.
a Delaware corporation,
NEXIUS, INC.
a Virginia corporation,
THE SHAREHOLDERS
OF NEXIUS, INC.,
and
Nabil Taleb
as the representative of the Sellers
Dated: July 1, 2010

TABLE OF CONTENTS

1. DEFINITIONS; MATTERS OF INTERPRETATION.	1

2. PURCHASE PRICE	1

2.1 Purchase and Sale of the Stock and Purchase Price	1
2.2 Flow of Funds Certificate	3
2.3 Purchase Price Adjustment	3
2.4 Form of Payments	4
2.5 Release of Nadim Holdback	4

3. CLOSING	5

3.1 Timing; Effective Time	5
3.2 Deliveries by the Company and/or Sellers	5
3.3 Deliveries by Purchaser	7
3.4 Other Closing Documents and Actions	7
3.5 Conditions to Purchaser’s Obligations	8
3.6 Conditions to Company’s and Sellers’ Obligations	9
3.7 Termination	10

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS	11

4.1 Organization	11
4.2 Authorization; Corporate Documentation	11
4.3 Title to the Stock, Etc	12
4.4 Capitalization	12
4.5 Binding Agreement	13
4.6 No Breach	13
4.7 Permits	13
4.8 Compliance With Laws	13
4.9 Title to and Sufficiency of Assets	14
4.10 Condition of Personal Property	14
4.11 Accounts Receivable	14
4.12 Intellectual Property	14
4.13 Contracts	18
4.14 Litigation	20
4.15 Financial Statements	20
4.16 Liabilities	21
4.17 Tax Matters	21
4.18 Insolvency Proceedings	23
4.19 Employee Benefit Plans; ERISA	23
4.20 Insurance	25
4.21 Environmental Matters	26
4.22 Real Estate	27
4.23 No Other Agreement To Sell	28

i

4.24 Transactions with Certain Persons	28
4.25 Affiliates	28
4.26 Employees and Contractors	28
4.27 Labor Relations	29
4.28 Board Approval	29
4.29 Brokers	30
4.30 Customers	30
4.31 Service Warranties	30
4.32 Supplier Relationships	30
4.33 Bank Accounts	31
4.34 Sensitive Payments; Import and Export Laws	31
4.35 Split-Off of Consulting Business	31
4.36 Absence of Changes	31
4.37 Disclosure	31

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER	32

5.1 Organization	32
5.2 Necessary Authority	32
5.3 No Conflicts	32
5.4 Brokers	33
5.5 Investment Intent	33
5.6 Litigation	33
5.7 Adequacy of Funds	33

6. INDEMNIFICATION	33

6.1 Indemnification by Sellers	33
6.2 Indemnification by Purchaser	34
6.3 Survival of Representations and Warranties	34
6.4 Certain Limitations on Indentification Obligations; Calculation of Losses	35
6.5 Defense of Claims	36
6.6 Non-Third Party Claims	37
6.7 Liability of the Company	37
6.8 Tax Treatment	37
6.9 No Waiver	38
6.10 No Right of Contribution	38
6.11 Exclusive Remedy	38

7. PRE-CLOSING MATTERS	38

7.1 Affirmative Covenants of Company and Sellers	38
7.2 Adverse Developments	39
7.3 Notification of Breach	39
7.4 Access	39
7.5 Financial Statements	39
7.6 No Negotiation	39

7.7 Negative Covenants of Sellers and Company	40
7.8 Termination of Equity Rights	41
7.9 Divestiture of Nexius Consulting Business	41

8. OTHER MATTERS	41

8.1 Cooperation	41
8.2 Confidentiality	41
8.3 Cooperation and Records Retention	42
8.4 Tax Matters	42
8.5 Termination of 401(K) Plan	43
8.6 Release and Covenant Not to Sue	43
8.7 Directors and Officers Insurance	44
8.8 Equity Rights Termination	44
8.9 Name Change	44

9. EXPENSES	44

10. AMENDMENT; BENEFIT AND ASSIGNABILITY	45

11. NOTICES	45

12. WAIVER	46

13. ENTIRE AGREEMENT	46

14. COUNTERPARTS	46

15. CONSTRUCTION	46

16. EXHIBITS AND DISCLOSURE SCHEDULES	46

17. SEVERABILITY	47

18. CHOICE OF LAW	47

18.1 Choice of Law	47
18.2 Dispute Resolution	47

19. PUBLIC STATEMENTS	47

20. NO THIRD PARTY BENEFICIARIES	47

21. WAIVER OF TRIAL BY JURY	48

22. MARKET STAND-OFF	48

23. REMEDIES	48

24. SELLER REPRESENTATIVE	48

25. TIME	50

26. SELLER REPRESENTATION BY COOLEY	50

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Legal Opinion
Exhibit C	Form of Noncompetition Agreement
Exhibit D	Form of Resignation and Release
Exhibit E-1	Form of Nabil Employment Agreement
Exhibit E-2	Form of Employment Agreement for Key Employees
Exhibit F	Form of Employee Non-Disclosure and Non-Solicitation Agreement
Exhibit G	Form of Notice of Grant of Restricted Stock and Terms and Conditions of Restricted Stock Grant
Exhibit H-1	Form of Subscription Agreement (Nabil)
Exhibit H-2	Form of Subscription Agreement (Nadim)
Exhibit I	Form of Equity Rights Termination Agreement
Exhibit J	Form of Asset Contribution Agreement
Exhibit K	Form of Redemption Agreement
Exhibit L	Form of Consulting Employee Waiver
Exhibit M	Form of Cross Transition Services Agreement
Exhibit N	Form of Shareholder Release
Exhibit O	Sample Net Working Capital Calculation
Schedules

Schedule 1	Definitions; Interpretation	Schedule 3.2(e)	Purchaser Required Consents
Schedule 1-A	List of Key Personnel	Schedule 3.2(p)	Contracts To Be Terminated
Schedule 1-B	List of Required Rights Holders	Schedule 3.2(s)	Restricted Stock Grants
Disclosure Schedules

Schedule 4.1(a)	Organization, Addresses,	Schedule 4.17(d)	Foreign Presence
	Fictitious Names,	Schedule 4.17(e)	Tax Consequences of Split-Off
Officers/Directors
Schedule 4.4	Capitalization	Schedule 4.19(a)	Employee Benefit Plans
Schedule 4.6	No Breach	Schedule 4.19(i)	Acceleration of Benefits
Schedule 4.7	Permits	Schedule 4.20(a)	Insurance Policies
Schedule 4.8	Compliance with Laws	Schedule 4.20(b)	Insurance Claims
Schedule 4.9	Assets; Liens	Schedule 4.22(a)	Leased Premises
Schedule 4.10	Personal Property	Schedule 4.22(b)	Leased Improvements
Schedule 4.11	Accounts Receivable	Schedule 4.24	Transactions with Certain Persons
Schedule 4.12(a)(i)	Intellectual Property
Schedule 4.12(a)(ii)	IP Licenses	Schedule 4.25	Affiliates
Schedule 4.12(h)	Software	Schedule 4.26(a)	Employees

Schedule 4.12(i)	Trade Secrets	Schedule 4.26(b)	Contractors
Schedule 4.12(j)	Employees, Consultants, &	Schedule 4.27	Labor Relations
	Other Persons	Schedule 4.29	Brokers
Schedule 4.12(n)	Open Source	Schedule 4.30(a)	Major Customers
Schedule 4.13(a)	Contracts	Schedule 4.30(b)	Contracts with Major Customers
Schedule 4.13(b)	Oral Contracts
Schedule 4.13(c)	Backlog	Schedule 4.31	Service Warranties
Schedule 4.13(d)	Certain Notices	Schedule 4.32	Suppliers
Schedule 4.14	Litigation	Schedule 4.33	Bank Accounts
Schedule 4.15	Financial Statements	Schedule 4.35	Absence of Changes
Schedule 4.16	Liabilities
Schedule 4.17(a)	Tax Matters

v

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 1st day of July, 2010, by and among COMSCORE, INC., a Delaware corporation (“Purchaser”), NEXIUS, INC., a Virginia corporation (the “Company”), Nabil Taleb (“Nabil”), Nadim Taleb (“Nadim”), and GSN, Ltd., a British Virgin Islands company (“GSN”), as the sole shareholders of the Company (Nabil, Nadim and GSN, collectively, the “Sellers”) and with respect to Section 24 only, Nabil Taleb as the Seller Representative.
RECITALS
     Sellers own all of the issued and outstanding capital stock of the Company, consisting of 12,811,360 shares of common stock, $0.01 par value per share (the “Stock”).
     Sellers desire to sell and convey the Stock to Purchaser, and Purchaser desires to purchase the Stock from Sellers, upon the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
          1. DEFINITIONS; MATTERS OF INTERPRETATION. Certain definitions of capitalized terms used herein but not otherwise defined herein are set forth in Schedule 1 including certain matters of interpretation hereunder.
          2. PURCHASE PRICE
          2.1 Purchase and Sale of the Stock and Purchase Price.
               (a) At the Closing and upon all of the terms and subject to all of the conditions of this Agreement, Sellers will sell, transfer, assign and convey to Purchaser, and Purchaser will purchase and accept from Sellers, the Stock. In full payment for the Stock, Purchaser will pay, in a combination cash and Purchaser Common Stock as set forth in Section 2.4 the sum of Twenty Four Million Dollars ($24,000,000) as adjusted pursuant to Section 2.3(a), plus the VAR Pay-Off Amount (which amount will be paid directly to VAR Resources, Inc. by Purchaser at Closing) and minus each of:
                    (i) The outstanding Debt, if any, which will be paid by Purchaser to the applicable lender as indicated on the Flow of Funds Certificate;
                    (ii) The unpaid Transaction Expenses, if any, which will be paid by Purchaser to the applicable service providers as indicated on the Flow of Funds Certificate;

                    (iii) The Aggregate Equity Rights Termination Payments, which will be withheld from the portion of the Purchase Price otherwise payable to Nabil and Nadim at the Closing; and
                    (iv) the amount by which the Preliminary WC is less than the Target WC, if any, determined in accordance with Section 2.3(a).
          The amount so payable to or on behalf of Sellers on the Closing Date is referred to herein as the “Closing Purchase Price”, and the Closing Purchase Price, as further adjusted pursuant to Section 2.3 is referred to as the “Purchase Price.”
               (b) Each Seller will receive a portion of the Closing Purchase Price determined by multiplying the Closing Purchase Price by each Seller’s applicable Pro Rata Share, in a combination of cash and Purchaser Common Stock as follows:
                    (i) All payments due to Nabil from Purchaser hereunder shall be payable sixty percent (60%) in Purchaser Common Stock and forty percent (40%) in cash and the Purchaser Common Stock received by Nabil shall be subject to the transfer restrictions set forth in his Subscription Agreement, provided that, the Escrow Fund shall be withheld from the portion of the Purchase Price otherwise payable to Nabil and Nadim at the Closing in the same proportions as cash and Parent Common Stock constitute the Purchase Price, and provided further, that any upward adjustment to the Closing Purchase Price paid to the Sellers pursuant to Section 2.3(b) will by paid in cash.
                    (ii) Subject to the provisos in clause (i) immediately, above, all payments due to Nadim from Purchaser hereunder shall be payable twenty percent (20%) in Purchaser Common Stock and eighty percent (80%) in cash;
                    (iii) All payments due to GSN from Purchaser hereunder shall be payable one hundred percent (100%) in cash; and
               (c) Provided each such recipient thereof has delivered an Equity Rights Termination Agreement, the Aggregate Equity Rights Termination Payments shall be payable to the Rights Holders who have timely executed an Equity Rights Termination Agreement by Purchaser, within fifteen (15) Business Days immediately following the Closing Date, in restricted shares of Purchaser Common Stock pursuant to Purchaser’s 2007 Equity Incentive Plan and shall be subject to transfer restrictions, as set forth in the Notice of Grant of Restricted Stock and the Terms and Conditions of Restricted Stock Grant, in substantially the forms attached hereto as Exhibit G.
               (d) The number of Purchaser Common Stock shares issuable by Purchaser under this Agreement shall be determined by dividing the portion of the payment owed by Purchaser in Purchaser Common Stock by the Trading Price and rounding up or down, as applicable any resulting fractional share to the nearest whole share.

          2.2 Flow of Funds Certificate. Not later than one (1) day prior to the Closing Date, the Company and Seller Representative will prepare and deliver to Purchaser a flow of funds certificate signed by the Company and Seller Representative containing the Company’s good faith estimate (including all calculations in reasonable detail) of: (a) the amount of Debt as of the Closing Date to be repaid by Purchaser pursuant to Section 2.1(a)(i) together with payoff letters from the Company’s lenders, (b) the amount of unpaid Transaction Expenses as of the Closing Date together with payment instructions for each service provider to whom such unpaid Transaction Expenses will be paid, (c) the amount of the Aggregate Equity Rights Termination Payments, (d) any downward adjustment to the Closing Purchase Price pursuant to Section 2.3(a), (e) the Escrow Amount, (f) the Nadim Holdback (g) the VAR Pay-Off Amount together with a payoff letter from VAR Resources, Inc., and (h) the amount of the Closing Purchase Price (such statement, the “Flow of Funds Certificate”). Prior to the Closing, the Company and Seller Representative will update the Flow of Funds Certificate, as necessary, based on comments from Purchaser and receipt of any additional information requiring changes to the estimates contained therein. These calculations will be used in connection with the payments described in Section 2.1. The Flow of Funds Certificate will be reasonably acceptable to Purchaser and also will contain wire instructions for all of the foregoing payments as well as wire instructions for any cash payments to be made to Sellers (or instructions to pay certain amounts by check).
          2.3 Purchase Price Adjustment.
               (a) Preliminary Purchase Price Adjustment. Not later than one (1) day prior to the Closing Date, the Company and Seller Representative will deliver to Purchaser a certificate signed by the Company and Seller Representative (the “Preliminary WC Statement”) setting forth the Company’s and Sellers’ good faith estimate (including all calculations in reasonable detail) (the “Preliminary WC”) of the Net Working Capital of the Company as of the Closing Date (the “Closing WC”) accompanied by the Company’s and Sellers’ good faith estimate of the Company’s balance sheet as of the Closing Date prepared in accordance with GAAP (the “Closing Balance Sheet”). The Company and Sellers shall provide to Purchaser immediately prior to Closing an update of the Preliminary WC Statement to reflect any events or occurrences (such as payment of accounts receivables or writing of checks) or other information, if any, that would make the initially-delivered Preliminary WC Statement inaccurate in any material respect. The Preliminary WC Statement will be prepared applying GAAP as modified by the definition of Net Working Capital. If the Preliminary WC is less than the Target WC, the Closing Purchase Price will be decreased dollar-for-dollar by such shortfall. The Closing Purchase Price will thereafter be subject to further adjustment as provided in Section 2.3(b) to arrive at the Purchase Price. There will be no preliminary upward adjustment of the Closing Purchase Price at Closing.
               (b) Calculation of Post-Closing Adjustments. The Closing Purchase Price will be: (A) increased dollar-for-dollar by the amount that the Closing WC is greater than the Preliminary WC, or (B) decreased dollar-for-dollar by the amount that the Closing WC is less than the Preliminary WC. The Closing WC will be determined in accordance with the procedures set forth in Section 2.3(c). If the Preliminary WC was calculated to be greater than the Target WC so that there was no downward adjustment of the Closing Purchase Price under

Section 2.3(a), then the Preliminary WC will be deemed to be equal to the Target WC for purposes of this Section 2.3(b).
               (c) Determination of Closing WC. By no later than ninety (90) days following the Closing Date, Purchaser will prepare and deliver to Seller Representative a certificate, signed by Purchaser, certifying Purchaser’s good faith determination of Closing WC, including all calculations in reasonable detail and identifying any adjustments that it believes should be made to the Purchase Price under Section 2.3(b) as a result of such determinations. If Seller Representative does not object to Purchaser’s certificate within forty five (45) days after receipt, or accept such certificate during such forty five (45) day period, the Purchase Price will be adjusted as set forth in Purchaser’s certificate, and payment made in accordance with Section 2.3(d). If Seller Representative objects to Purchaser’s certificate, Seller Representative will notify Purchaser in writing of such objection within forty five (45) days after Seller Representative’s receipt thereof (such Notice setting forth in reasonable detail the basis for such objection). During such forty five (45) day period, Purchaser will permit Seller Representative access to all records and work papers relating to Purchaser’s calculation of Closing WC as may be reasonably necessary to permit Seller Representative to confirm Purchaser’s calculation of Closing WC. Purchaser and Seller Representative will thereafter negotiate in good faith to resolve any such objections. If Purchaser and Seller Representative are unable to resolve all of such differences within twenty (20) calendar days of Purchaser’s receipt of Seller Representative’s objections, either Purchaser or Seller Representative may require the resolution of such dispute by way of the Dispute Resolution Procedure by providing such other party Notice of such demand. The term “Final Closing WC” means the definitive Closing WC as agreed to by Sellers and Purchaser or resulting from the determination by the Independent Accounting Firm in accordance with this Section 2.3(c).
               (d) The amount of any increase to the Closing Purchase Price (as adjusted pursuant to Section 2.3(a)) or pursuant to Section 2.3(b) will be paid by Purchaser to Sellers, in cash, on a pro rata basis based on each Seller’s applicable Pro Rata Share. Any payment owed by Sellers or Purchaser pursuant to Section 2.3(b) will be paid within five (5) Business Days after the Final Closing WC is determined. Any payment owed by the Sellers shall be paid to Purchaser from the Escrow Fund; provided, that if any such payment is more than One Hundred Thousand Dollars ($100,000), the Sellers, jointly and severally, shall be obligated to replenish the Escrow Amount in cash by the amount of such payment.
          2.4 Form of Payments. Except as expressly provided herein or the Flow of Funds Certificate, all payments hereunder will be made by delivery to the recipient by depositing, by check or wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account will be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment. Unless otherwise expressly provided, all payments to be made to Sellers shall be paid to the Sellers on a pro rata basis based upon each Seller’s applicable Pro Rata Share.
          2.5 Release of Nadim Holdback. The Escrow Agent will release the Nadim Holdback Amount to Nadim by delivery of the Nadim Holdback Amount to Nadim and the Purchaser will pay the Moffitt Bonus Amount to Newco upon the completion of the Amended 8-K Filing Requirements, provided, however, that if the Amended 8-K Filing Requirements have not been completed by the seventy-fifth (75th) day after the Closing Date, the Escrow Agent shall release the Nadim Holdback Amount to the Purchaser and Purchaser’s obligation to pay the Moffitt Bonus shall terminate.
          3. CLOSING.
          3.1 Timing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, VA 22102, commencing at 10:00 a.m. local time on the date that is three (3) Business Days following the satisfaction or Purchaser’s waiver of the closing conditions set forth in Section 3.5 and the satisfaction or Seller Representative’s waiver of the closing conditions set forth in Section 3.6 (such later date, the “Closing Date”). By mutual agreement of the parties the Closing may take place by conference call and facsimile. To the extent permitted by Law and GAAP, for tax and accounting purposes, the parties will treat the Closing as being effective as of 11:59 p.m. on the Closing Date (the “Effective Time”). Subject to the provisions of Section 3.7, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 will not result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.
          3.2 Deliveries by the Company and/or Sellers. At or before Closing, the Company and/or Sellers will deliver or cause to be delivered to Purchaser:
               (a) certificates representing the Stock, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of the Company;
               (b) the stock book, stock ledger and minute book of the Company;
               (c) each of Nabil and Nadim shall have entered into a Subscription Agreement, substantially in the forms attached hereto as Exhibit H-1 and Exhibit H-2, respectively (the “Subscription Agreements”);
               (d) copies of resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and of the Company’s Articles of Incorporation and Bylaws, as amended, all as certified by the Company’s corporate secretary;
               (e) the required notices, consents, Permits, waivers authorizations, orders and other approvals listed in Schedule 3.2(e), which will be in form and substance reasonably acceptable to Purchaser, and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect;
               (f) a cross-receipt executed by Sellers, in a form reasonably satisfactory to Purchaser and Sellers;

               (g) certificates from the Commonwealth of Virginia and from each jurisdiction where the Company is qualified to do business as a foreign corporation, dated no earlier than ten (10) days prior to the Closing Date, as to the good standing of the Company in such jurisdictions;
               (h) an IRS Form W-9 or Form W-8BEN, completed by each Seller, in a form reasonably satisfactory to Purchaser;
               (i) an opinion from counsel to the Company and Sellers (other than GSN), addressed to Purchaser, dated as of the Closing Date, in the form attached hereto as Exhibit B-1, and an opinion from counsel to GSN addressed to Purchaser, dated as of the Closing Date, in the form attached hereto as Exhibit B-2;
               (j) the agreements not to compete with Purchaser, executed each Seller, in the form of Exhibit C hereto (the “Noncompetition Agreement”)
               (k) the Flow of Funds Certificate, dated as of the Closing Date, and executed by the Company and Seller Representative;
               (l) in accordance with Section 2.3(a), the Preliminary WC Statement, dated as of the Closing Date and executed by the Company and Seller Representative accompanied by the Closing Balance Sheet;
               (m) the Escrow Agreement executed by the Seller Representative;
               (n) resignations effective immediately upon the Closing of each of the directors of the Company, in substantially the same form as attached hereto as Exhibit D;
               (o) updates to Schedules 4.11 and 4.26, as applicable;
               (p) evidence of the termination of each contract or arrangement set forth on Schedule 3.2(p);
               (q) a certificate executed by the Company and Seller Representative attesting that the Company and Sellers have satisfied all of the conditions set forth in Section 3.5, in a form reasonably satisfactory to Purchaser;
               (r) the Split-Off Documents, each executed by the parties thereto, together with a certificate executed by the Company attesting that the transactions contemplated by the Split-Off Documents have been consummated;
               (s) an Equity Rights Termination Agreement, in substantially the form attached hereto as Exhibit I, executed by each Required Rights Holder and the Company, accompanied by a Notice of Grant of Restricted Stock, in substantially the form attached hereto as Exhibit G in the applicable grant amount for each Rights Holder as set forth on Schedule 3.2(s);

               (t) each of the Consulting Employees will have executed and delivered the Consulting Employee Waiver, in substantially the form attached hereto as Exhibit L;
               (u) the Cross Transition Services Agreement, in substantially the form attached hereto as Exhibit M, executed by Newco (the “Cross Transition Services Agreement”);
               (v) a Shareholder Release, in substantially the form attached hereto as Exhibit N, duly executed by Salwa Iskandar Youssef;
          3.3 Deliveries by Purchaser. On the Closing Date, Purchaser will deliver or cause to be delivered to Sellers, the Company and/or the third parties referenced in Section 2.1, as applicable:
               (a) the Closing Purchase Price to the Sellers as provided in Section 2.1, less the Escrow Fund and less the Nadim Holdback; provided that Purchaser shall have five (5) Business Days after Closing to deliver to Nabil and Nadim the stock certificates representing the applicable shares of Purchase Common Stock that Purchaser is issuing to them as provided in Section 2.1;
               (b) an executed cross-receipt, in a form reasonably satisfactory to Purchaser and Seller;
               (c) the Escrow Agreement executed by Purchaser and the Escrow Agent;
               (d) the Escrow Fund to the Escrow Agent as provided in Section 2.1 provided that Purchaser shall have five (5) Business Days after Closing to deliver to the Escrow Agent the stock certificates representing the applicable shares of Purchase Common Stock included as part of the Escrow Fund;
               (e) The Subscription Agreements executed by Purchaser;
               (f) a Notice of Grant of Restricted Stock, in substantially the form attached hereto as Exhibit G, executed by Purchaser for each Required Rights Holder in the grant amounts set forth on Schedule 3.2(s); and
               (g) a certificate executed by Purchaser attesting that Purchaser has satisfied all of the conditions set forth in Section 3.6, in a form reasonably satisfactory to Sellers.
          3.4 Other Closing Documents and Actions. The parties also will execute such other documents and perform such other acts after the Closing Date, as may be necessary for the implementation and consummation of this Agreement.

          3.5 Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless expressly waived in writing by Purchaser:
               (a) Representations and Warranties. The representations and warranties of the Company and Sellers to Purchaser contained herein (and in any certificates delivered by the Company, Seller Representative and/or Sellers pursuant to Section 3.2) that are qualified by materiality (including by a Company Material Adverse Effect qualifier) will be true and correct in all respects as of the Closing Date (in each case, subject to all qualifications as to Knowledge set forth in those representations and warranties) and the representations and warranties of the Company and/or Sellers to Purchaser contained herein (and in any certificates delivered by the Company, Seller Representative and/or Sellers pursuant Section 3.2) that are not so qualified by materiality (including a Company Material Adverse Effect qualifier) will be true and correct in all material respects as of the Closing Date (in each case, subject to all qualifications as to Knowledge set forth in those representations and warranties).
               (b) Compliance with Covenants. All of the covenants to be complied with and performed by the Company, Seller Representative and/or Sellers on or before the Closing Date will have been duly complied with and performed.
               (c) Closing Documents. On the Closing Date, the Company, Seller Representative and Sellers will have delivered or caused to be delivered to Purchaser the duly executed closing documents as specified in Section 3.2.
               (d) Required Consents. The Company and Sellers will have delivered or caused to be delivered to Purchaser the consents, Permits, waivers authorizations, orders and other approvals and notices listed in Schedule 3.2(e).
               (e) Absence of Litigation. As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor will any action, claim, suit or proceeding be pending or threatened before any court, other Governmental Authority or arbitrator which, if successful, would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated by this Agreement or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the business of the Company (other than the Nexius Consulting Business), Purchaser or any of their Affiliates, the right of Purchaser following the Closing to own the Stock or the right of Purchaser and the Company to operate Company’s business (excluding the Nexius Consulting Business) as currently operated; provided, however, that this condition may not be invoked by Purchaser if any such action, suit or proceeding was initiated by or on behalf of Purchaser or any of its Affiliates.
               (f) Personnel. Each of the employees of the Company as of the Closing Date shall have executed a non-disclosure and non-solicitation agreement in the form of Exhibit F, and such agreements must be in full force and effect. The Company shall have entered into employment agreements with Nabil, in substantially the form of Exhibit E-1, and with each of the Key Personnel, in substantially the form of Exhibit E-2, and Nabil and each Key Personnel must be a full-time employee of the Company and not have submitted a resignation on or before the Closing Date.
               (g) Financial Statements. The Company shall have provided to the Purchaser copies of the audited balance sheets and related statements of income and cash flow for the Company for the fiscal year ended December 31, 2009.
               (h) Split-Off Documents. The Split-Off Documents, each executed by the parties thereto, together with a certificate executed by the Company attesting that the transactions contemplated by the Split-Off Documents have been consummated.
               (i) No Material Adverse Effect. There shall have been no Company Material Adverse Effect during the period from the date of this Agreement to the Closing.
          3.6 Conditions to Company’s and Sellers’ Obligations. The obligations of each of the Company and Sellers to consummate this Agreement and the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless expressly waived in writing by Sellers:
               (a) Representations and Warranties. The representations and warranties of Purchaser to the Company and Sellers contained herein (and in any certificates delivered by Purchaser pursuant to Section 3.3) that are qualified by materiality (including by a Purchaser Material Adverse Effect qualifier) will be true and correct as of the Closing Date (in each case, subject to all qualifications as to Knowledge set forth in those representations and warranties) and the representations and warranties of Purchaser to the Company and Sellers contained herein (and in any certificates delivered by Purchaser pursuant to Section 3.3) that are not so qualified by materiality (including by a Purchaser Material Adverse Effect qualifier) will be true and correct in all material respects as of the Closing Date (in each case, subject to all qualifications as to Knowledge set forth in those representations and warranties).
               (b) Compliance with Covenants. All of the covenants to be complied with or performed by Purchaser on or before the Closing Date shall have been duly complied with and performed.
               (c) Closing Documents. On the Closing Date, Purchaser shall have delivered to the Company and/or Sellers duly executed closing documents, as specified in Section 3.3.
               (d) Absence of Litigation. As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor shall any action, claim, suit or proceeding be pending or threatened before any court, other Governmental Authority or arbitrator which, if successful, would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated by this Agreement or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the business of the Company (other than the Nexius Consulting Business), Purchaser or any of their Affiliates, the right of Purchaser following the Closing to own the Stock or the right of Purchaser and Company to operate Company’s business (excluding the Nexius Consulting Business) as currently operated and as currently proposed to be operated; provided, however, that this condition may not be invoked by the Company or Sellers if any such action, suit or proceeding was initiated by or on behalf of the Company or Sellers or any of their Affiliates.
          3.7 Termination.
               (a) This Agreement may be terminated at any time prior to the Closing Date:
                    (i) by mutual written agreement of Purchaser and Seller Representative;
                    (ii) by Seller Representative, if the Closing has not occurred by September 30, 2010 (the “End Date”), and such failure is not due to a failure of the Company or any Seller to perform any of its obligations under this Agreement in any material respect;
                    (iii) by Purchaser, if the Closing has not occurred by the End Date, and such failure is not due to a failure of Purchaser to fulfill to perform any of its obligations under this Agreement in any material respect;
                    (iv) by Purchaser, if any Seller or the Company has committed a material breach of any provision of this Agreement, which breach (A) would result in a failure of a condition set forth in Section 3.5 and (B) such breach is not capable of being cured or, if capable of being cured, has not been cured prior to the earlier of: (1) fifteen (15) days following Notice of such breach to the Company and Sellers and (2) the End Date;
                    (v) by Seller Representative, if Purchaser has committed a material breach of any provision of this Agreement, which breach (A) would result in a failure of a condition set forth in Section 3.6 and (B) such breach is not capable of being cured or, if capable of being cured, has not been cured prior to the earlier of: (1) fifteen (15) days following Notice of such breach to Purchaser and (2) the End Date.
               (b) Effect of Termination. If this Agreement is terminated as provided in Section 3.7(a), then all further obligations under this Agreement shall terminate and no party hereto shall have any liability in respect of the termination of this Agreement; provided, however, that (i) Sections 9 through 18 and Sections 20, 21 and 23 shall survive any such termination and (ii) no such termination will relieve Purchaser, Sellers or the Company from liability for any intentional breach of any representation or warranty, any breach of any covenant or agreement set forth in this Agreement, or for fraud prior to such termination and in the event of such breach the parties hereto will be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement and will be entitled to be reimbursed by the breaching Party(ies) for any and all reasonable out-of-pocket expenses incurred by the non-

breaching party(ies) in connection with this Agreement and the transactions hereby contemplated and/or such breach.
     4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS. The Company and Sellers jointly and severally represent and warrant to Purchaser the following matters in this Section 4. These representations and warranties, and the information in the Disclosure Schedules referenced therein, are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date except to the extent that a representation, warranty or Disclosure Schedule expressly states that such representation or warranty, or information in such Disclosure Schedule, is true and correct only as of another specified date.
          4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration, including any foreign jurisdiction in which the Company maintains an office or branch location. The Company is qualified or registered to do business in each jurisdiction listed on Schedule 4.1(a). The Company has full power and authority to own, lease and operate its property and the Company has full corporate power and authority to carry on its business as now conducted and to enter into and to perform this Agreement. The address of the Company’s principal office and all of the Company’s additional places of business are listed on Schedule 4.1(a). Except as set forth on Schedule 4.1(a), during the past five (5) years, the Company has not been known by or used any corporate, fictitious or other name in the conduct of the Company’s business or in connection with the use or operation of the Assets. Schedule 4.1(a) lists all current directors and officers of the Company, showing each such person’s name, positions, and, for each such person that receives compensation for services as a director or officer (as opposed to as an employee) and whose compensation for such service is not described on Schedule 4.26(a), annual remuneration, bonuses and fringe benefits paid by the Company for the current fiscal year for such service as a director or officer (as opposed to as an employee) as of the date hereof and the most recently completed fiscal year. The Company currently does not have, and has never had, any Subsidiaries.
          4.2 Authorization; Corporate Documentation.
               (a) Each of the Company and Sellers has the requisite corporate or other power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and Sellers, and the Company’s and Sellers’ consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or other action of Sellers and the Company.
               (b) The copies of the Articles of Incorporation of the Company and all amendments thereto, as certified by the Commonwealth of Virginia, and the Bylaws of the Company, as amended to date and certified by its corporate secretary, copies of which have heretofore been delivered to Purchaser, are true, complete and correct in all respects, and are amended through and in effect on the date hereof and as of the Closing Date, provided that the Company’s Articles of Incorporation shall be amended prior to the Closing as contemplated by Section 3.5(i). The minute books and records of the corporate proceedings of the Company, copies of which have been made available to Purchaser and originals of which will be delivered to Purchaser on the Closing Date are true, correct and complete, provided that the minute books and records of the corporate proceedings of the Company shall be updated between the date hereof and the Closing Date to reflect any actions taken by the Company’s Board of Directors and/or shareholders between the date hereof and the Closing Date. There have been no changes, alterations or additions to such minute books and records of the corporate proceedings of the Company that have not been made available to Purchaser’s counsel.
          4.3 Title to the Stock, Etc. Sellers own good, valid and marketable title to the Stock, free and clear of any and all Liens (including any spousal interests (community or otherwise)) and upon delivery of the Stock to Purchaser on the Closing Date in accordance with this Agreement and upon Purchaser’s payment of the Closing Purchase Price in accordance with Section 2.1, the entire legal and beneficial interest in the Stock and good, valid and marketable title to the Stock, free and clear of all Liens (including any spousal interests (community or otherwise) but excluding any Liens imposed by or upon Purchaser) will pass to Purchaser.
          4.4 Capitalization. The authorized capital stock of the Company consists of Twenty Million (20,000,000) shares of Common Stock Twelve Million Eight Hundred Eleven Thousand Three Hundred Sixty (12,811,360) shares of Stock are issued and outstanding immediately prior to the Effective Time, all of which is held of record by Sellers in the amounts identified in Schedule 4.4. The Stock to be delivered by Sellers to Purchaser constitutes all outstanding shares of capital stock of the Company. The Stock (i) has been duly and validly issued, (ii) is fully paid and nonassessable, (iii) is held beneficially and of record solely by Sellers, free and clear of Liens, and (iv) was not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Stock. Except as set forth on Schedule 4.4 and except as will be terminated by the Equity Rights Termination Agreement prior to Closing, there are no Options or other rights to subscribe for, purchase or receive any capital stock or other equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company or any Seller is a party or by which the Company, or any Seller is bound, relating to any shares of the Stock or any other equity securities of the Company, whether or not outstanding. All of the Stock and other securities of the Company have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws. All Rights Holders are employees of the Company, and upon execution and delivery of the Equity Rights Termination Agreements, in substantially the form attached hereto as Exhibit H, all rights of such Rights Holders, as described in full on Schedule 4.4, to subscribe for, purchase or receive any capital stock or other equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on such Rights Holders any right to acquire any capital stock of the Company shall be validly terminated. Prior to Closing, all

Consulting Employees will have terminated or waived any and all rights in and to any Common Stock or other equity of the Company.
          4.5 Binding Agreement. This Agreement has been duly executed by the Company and Sellers and delivered to Purchaser, and (assuming, in each case, the due authorization, execution and delivery by Purchaser) constitutes the legal, valid and binding agreement of the Company and Sellers, enforceable against the Company and Sellers in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by the Company and/or each Seller that is a party thereto, each other Transaction Document to which the Company or each Seller is, or is specified to be, a party, will be duly and validly executed by the Company and such Seller and delivered to Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) each of the Company’s and each Seller’s legal, valid and binding obligation, enforceable against it, in accordance with such Transaction Document’s terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.
          4.6 No Breach. Except as set forth on Schedule 4.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company and Sellers do not and will not (a) violate or conflict with the Company’s Articles of Incorporation, Bylaws, or any other organizational or other constituent document or any law, statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, permit, license, decree, judgment or order (collectively, “Laws”) of any Governmental Authority to which the Company, any Seller, the Stock or the Assets are subject, (b) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which the Company or any Seller is a party or by which the Company, any Seller, the Stock or the Assets may be bound, (c) result in the imposition of a Lien on the Stock or the Assets or (d) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party, or result in the termination or impairment of any Permit.
          4.7 Permits. The Company owns or possesses all right, title and interest in all Permits required to own the Assets and conduct the Company’s business (excluding the Nexius Consulting Business) as now being conducted. All Permits of the Company are listed on Schedule 4.7 and are valid and in full force and effect. No loss or expiration of any Permit is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.
          4.8 Compliance With Laws. Except as set forth in Schedule 4.8, the Company has complied in all material respects with all Laws and Permits of any Governmental Authority applicable to the Company, the Stock, its business and the Assets.

          4.9 Title to and Sufficiency of Assets. Except as set forth on Schedule 4.9, the Company has good and marketable title to all of the Assets (excluding Intellectual Property which is addressed in Section 4.12), free and clear of all Liens other than Permitted Liens. The Assets constitute all of the assets, rights and properties that are used in the operation of the Company’s business as it is now conducted (excluding the Nexius Consulting Business) or that are used or held by the Company for use in the operation of the Company’s business(excluding the Nexius Consulting Business). Except as set forth on Schedule 4.9, immediately following the Closing, all of the Assets will be owned, leased or available for use by the Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such Assets.
          4.10 Condition of Personal Property. All items of Personal Property of the Company with a value greater than $1,000 (excluding Personal Property used exclusively in the Nexius Consulting Business) are set forth on Schedule 4.10. Except as set forth in Schedule 4.10, all items of Personal Property with a value greater than $1,000 individually used or useful in the operation of the Company’s business (excluding the Nexius Consulting Business), are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use in the Company’s business (excluding the Nexius Consulting Business).
          4.11 Accounts Receivable. All accounts receivable of the Company associated with the Company’s business (other than the Nexius Consulting Business) shown on all balance sheets included in the Financial Statements arose from sales actually made or services actually performed in the Ordinary Course of Business and are valid receivables. All billed and unbilled accounts receivable of the Company as of the date hereof are set forth on Schedule 4.11 (and which will be updated as of the Closing Date). All accounts receivable of the Company prior to the date hereof and prior to the Closing (in each case whether billed or unbilled): (a) are subject to no setoffs or counterclaims and (b) have been collected or are fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves, and assuming a reasonably diligent collection effort). At Closing, all accounts receivable of the Company listed on the Closing Balance Sheet will be valid receivables arising in the Ordinary Course of Business subject to no setoffs or counterclaims.
          4.12 Intellectual Property
               (a) Disclosure.
                    (i) Schedule 4.12(a)(i) sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned by the Company (excluding any such items that have been assigned or are to be assigned to Newco pursuant to the Split-Off Documents (the “Assigned Owned IP”)) (“Company Owned Intellectual Property”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates.

                    (ii) Schedule 4.12(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“IP Licenses”) (other than shrink wrap licenses or other licenses for commercial off-the-shelf software with an annual license fee of $1,000 or less which are not required to be listed, although such licenses are “IP Licenses” as that term is used herein) under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property (other than any such IP Licenses that have been assigned or are to be assigned to Newco pursuant to the Split-Off Documents) (the “Assigned IP Licenses” and together with the Assigned Owned IP, the “Assigned IP”). Except as set forth on Schedule 4.12.(a)(ii), the Company has no obligations under any IP Licenses or Assigned IP Licenses to pay any royalties, to share revenues or provide other similar types of compensation for its use of such Intellectual Property. None of the Assigned IP is or was used by the Company for any portion of its business other than the Nexius Consulting Business.
               (b) Ownership. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Company Owned Intellectual Property. For the avoidance of doubt, the preceding sentence shall not, in any event, be construed as a representation regarding noninfringement, absence of misuse or misappropriation, or similar claim, with respect to Intellectual Property
               (c) Licenses. The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the IP Licenses. The Company had valid and enforceable licenses to use all Assigned IP Licenses, and the assignment of such licenses does not, and did not violate the terms of any such license. The IP Licenses include all of the licenses, sublicenses and other agreements or permissions relating to third party intellectual property necessary to operate the Company as presently conducted (excluding the Nexius Consulting Business). The Company has performed all material obligations imposed on it in the IP Licenses, has made all payments required to date, and is not, nor to the Knowledge of the Company is another party thereto, in breach or default thereunder in any respect, nor has any event occurred that with notice or lapse of time or both would constitute a breach or default thereunder. Immediately following the Closing, the Company will have the same rights to the Licensed IP as it did immediately prior to the Closing.
               (d) Registrations. All registrations for Copyrights, Patents and Trademarks that are owned by the Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, and to the Knowledge of Company, all without challenge of any kind.
               (e) Claims.
                    (i) No claim or action is pending or, to the Knowledge of the Company, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any, Company Owned Intellectual Property or Assigned Owned IP or challenging the Company’s right to provide its services, and no item of Company Owned Intellectual Property or Assigned Owned IP is subject to any outstanding order, ruling, decree, stipulation, charge or agreement restricting in any manner the use, the licensing, or the sublicensing thereof.

                    (ii) The Company has not received any notice that the Company has infringed upon or otherwise violated the intellectual property rights of third parties or received any claim, charge, complaint, demand or notice alleging any such infringement or violation.
                    (iii) To the Company’s Knowledge, no third party is infringing upon or otherwise violating any Intellectual Property owned by the Company.
                    (iv) The Company’s products and marketing materials have been marked as required by the applicable Patent statute and the Company has given the public notice of its registered Copyrights and notice of its registered Trademarks as required by, or in a manner consistent with, the applicable Trademark and Copyright statutes.
               (f) No Infringement of Intellectual Property of Others. None of the Intellectual Property, products or services owned, developed, provided, sold or licensed to third parties by the Company in the business as currently operated (excluding the Nexius Consulting Business), or as operated in the past, infringe upon or otherwise violate any intellectual property rights of any third party. As of the date hereof, to the Knowledge of the Company, none of the Intellectual Property, products or services used by or licensed to the Company by any Person infringe upon or otherwise violate any intellectual property rights of any third party.
               (g) Administration and Enforcement. The Company has taken all commercially reasonable actions to maintain and protect the Company Owned Intellectual Property.
               (h) Software. All Software owned by the Company (as opposed to licensed by the Company) is described in Schedule 4.12(h) (“Company Software”). Except as set forth on Schedule 4.12(h), (i) such Company Software is not subject to any transfer, assignment, site, equipment, or other operational limitations, (ii) the Company has the most current copy or release of the Company Software so that the same may be subject to registration in the United States Copyright Office, (iii) the Company Software includes all information sufficient to use such Software in the conduct of the business or operations of the Company as of the date of this Agreement, (iv) other than agreements made in the normal course of the business and set forth on Schedule 4.12(j), there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Company Software by any third party, and (v) (A) to the extent that the Company Software was developed by the Company, the Company Software is free from any material defect and Company has not developed and inserted in the Company Software any viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Company Software, and (B) to the extent that the Company Software was not developed by the Company, to the Knowledge of the Company, the Software is free from any material defect and does not contain any viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Company Software and performs in general conformance with its documentation and has the functionality for which the Software is currently used by the Company.

               (i) Trade Secrets. Except as disclosed on Schedule 4.12(i) or as required pursuant to the filing of any Patent application, regarding the Company’s Trade Secrets: (i) the Company has taken all commercially reasonable actions to protect such Trade Secrets from unauthorized use or disclosure, (ii) to the Knowledge of the Company, there has not been an unauthorized use or disclosure of such Trade Secrets, (iii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of such Trade Secrets, (iv) to the Knowledge of the Company, none of such Trade Secrets infringes upon or otherwise violates valid and enforceable intellectual property or trade secrets of others, and (v) the Company is not, nor as a result of the execution and delivery of this Agreement or the Transaction Documents or the performance of its obligations hereunder or thereunder, will it be, in violation of any agreement relating to such Trade Secrets.
               (j) Employees, Consultants and Other Persons. Each present or past employee, officer, consultant or any other Person who developed any part of any Company Owned Intellectual Property on behalf of the Company: (i) is a party to an agreement that conveys or obligates such person to convey to the Company any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment with or engagement on behalf of the Company, (ii) as to copyrighted or copyrightable material created in the course of such Person’s employment with or engagement on behalf of the Company is a party to a “work made for hire” agreement pursuant to which the Company is deemed to be the original owner/author of all proprietary rights in such material, or (iii) otherwise has by operation of law vested in the Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, the Company. The Company has made available to Purchaser true and complete copies of all written Contracts referenced in subsections (i) and (ii) above. Attached to Schedule 4.12(j) are copies of the Company’s standard forms of written Contracts referenced in subsections (i) and (ii) above.
               (k) Employee Breaches. To the Knowledge of the Company, no employee of the Company has transferred Intellectual Property or information that is confidential or proprietary information to the Company or to any third party in violation of any Law or any term of any employment agreement, Patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Company or any prior employer.
               (l) Related Parties; Etc. None of the Intellectual Property is owned by any shareholder, director, officer, employee or consultant of the Company. At no time during the conception or reduction to practice of any of the Intellectual Property owned by the Company was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other contract with any Person that could adversely affect the rights of the Company to any Intellectual Property.
               (m) Transfer. The execution by the Company and Sellers of this Agreement will not result in the loss or impairment of the rights of the Company to own or use any of the Intellectual Property (other than the Assigned IP as contemplated in the Asset Contribution Agreement), and the Company is not, nor as a result of the execution and delivery of this Agreement or of the Transaction Documents or the performance of its obligations hereunder or thereunder will it be, in violation of any IP License.
               (n) Open Source. Schedule 4.12(n) sets forth all software that is distributed as “open source software” or under a similar licensing or distribution model (including without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License) used by the Company (“Open Source Materials”). Schedule 4.12(n) describes the manner in which these Open Source Materials were used, including whether and how the Open Source Materials were modified or distributed by the Company. Except as set forth in Schedule 4.12(n), the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Software, or (ii) used or distributed Open Source Materials in conjunction with any Company Software or otherwise in a manner that would require the source code of the Company Software to be distributed, made available, or that grants to any third party any rights or privileges under the Company Software (other than as set forth in a written license agreement between the Company as licensor and such third party).
               (o) Privacy. The Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and the Company has not violated any person’s rights to privacy, publicity, endorsement, or similar right. The Company has complied in all material respects with its privacy policies and guidelines, if any, relating to privacy, personal data protection, and the collection, processing and use of personal information. The Company takes commercially reasonable measures to ensure that such information is protected against unauthorized access, use or, modification.
          4.13 Contracts.
               (a) Schedule 4.13(a) attached hereto contains a complete, current and correct list of all of the following types of Contracts to which the Company is a party or by which any of its properties or Assets are bound (provided that for the purposes of this Section 4.13(a), the term Contracts does not include Contracts associated solely with the Nexius Consulting Business or Leases, so long as those Leases are disclosed on Schedule 4.22(a)):
                    (i) any Contract which involves expenditures or receipts by the Company (other than Contracts which do not require payments or yield receipts of more than $5,000 in any twelve (12) month period or more than $15,000 in the aggregate);
                    (ii) any Contract with any of its officers, directors, employees or Affiliates, not otherwise listed on Schedule 4.24 or Schedule 4.26, including all noncompetition, severance, and indemnification agreements;
                    (iii) except as otherwise disclosed in Schedule 4.12(a)(ii), any agreement presently in effect for the license of any patent, copyright, trade secret or other proprietary information agreements involving the payment by or to the Company in excess of $5,000 per year;
                    (iv) all open service orders for work to be performed by the Company together with a list of all future billings related to such service orders;
                    (v) any power of attorney;
                    (vi) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person;
                    (vii) any Contract for the acquisition or sale of any business of the Company (A) for aggregate consideration under such agreement in excess of $50,000, and (B) that has continuing indemnification, “earn-out” or other contingent payment obligations by the Company that would be reasonably likely to result in payments in excess of $50,000;
                    (viii) any Contract containing a covenant or covenants which purport to limit the Company’s ability or right to engage in any lawful business activity and any Contract which imposes on the Company non-competition or non-solicitation restrictions, or any “exclusivity” or similar provision or covenant, or any pricing or most favored nation covenants, or any other restriction on future contracting;
                    (ix) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $5,000, not otherwise described in this Section 4.13(a); and
                    (x) any loan agreement, agreement of indebtedness, note, security agreement, guarantee or other document pursuant to or in connection with the Company’s receipt or extension of credit for money borrowed in excess of $5,000.
               (b) All of the Company’s oral Contracts are identified on Schedule 4.13(b), and all material terms set forth on such Schedule. Except as set forth on Schedule 4.13(b), all of the revenue received by the Company in fiscal years 2008 and 2009 was received pursuant to written Contracts.
               (c) Schedule 4.13(c) sets forth the Company’s backlog for services ordered or contracted by customers of the Company. The Company calculated this backlog as of the Balance Sheet Date (which information has been provided to Purchaser) in good faith and consistent with prior accounting periods. To the Knowledge of the Company, there are no facts or circumstances, including any written or oral notice of any program cancellation or change in program schedule, contract reduction, modification or early termination, which would reasonably be expected to cause, individually or in the aggregate, a material change in Company’s calculation of such backlog.
               (d) The Company has all the Contracts it needs to carry on the Company’s business as now being conducted (excluding the Nexius Consulting Business). All of the Contracts, including the Contracts listed on Schedule 4.13(a) are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles. There exists no breach, default or violation on the part of the Company or, to the Knowledge of the Company, on the part of any other party to any Contract nor has the Company received notice of any breach, default or violation. Except as expressly identified on Schedule 4.13(d), (i) the Company has not received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, and (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Contracts on the same terms applicable to the Contracts as of the date hereof. The Company has not waived any rights under any of its Contracts. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any indebtedness of the Company under any such Contract.
          4.14 Litigation. Except as described on Schedule 4.14, there is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule, order or investigation of any nature pending, or, to the Company’s Knowledge, threatened by or against the Company, its directors, officers or Sellers, the Company’s business, the Stock or the Assets, nor to the Company’s Knowledge is there any basis for any of the foregoing that could reasonably be expected to result in a Company Material Adverse Effect. The items listed on Schedule 4.14, if finally determined adverse to the Company, would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. There are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against the Company, the Stock, Sellers, the Company’s business or the Assets.
          4.15 Financial Statements.
               (a) Schedule 4.15 sets forth true, correct and complete copies of the unaudited balance sheet and income statement of the Company for the fiscal year ended December 31, 2008, the audited balance sheet and income statement of the Company for the fiscal year ended December 31, 2009, and an unaudited balance sheet and statement of income and cash flows as of and for the period beginning January 1, 2010 and ended May 31, 2010 (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of the Company are true, correct and complete in all material respects, and present fairly the financial condition and results of operation of the Company at the respective dates thereof. The Financial Statements have been prepared in accordance with GAAP as consistently applied by the Company throughout and among the periods indicated except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount. Since the dates of the Financial Statements, there have been no changes in the Company’s accounting policies or practices. The Company’s books and financial records do not include any Contract revenue that has been recognized before it has been earned.
               (b) The Company maintains accurate books and records reflecting its Assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s Assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s Assets, (iv) access to the Assets is permitted only in accordance with management’s authorization, (v) the reporting of Assets of the Company is compared with existing Assets at regular intervals, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.
               (c) The Company has not been advised by its external auditor, attorneys or other advisors that it must make a material adjustment to any financial record, or must change any material internal practice, policy or procedure to comply with any Laws, or any accounting best practice.
          4.16 Liabilities. The Company has no liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise, whether matured or unmatured and whether due or to become due) of the type required to be reflected in or on financial statements prepared in accordance with GAAP or that involve “off-balance sheet” financing (broadly construed), except (a) liabilities that are accrued and reflected on the Financial Statements (and on the Closing Balance Sheet), (b) liabilities that are listed on Schedule 4.16 to this Agreement, (c) liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach or default of any Contract) since December 31, 2009 which individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect or (d) obligations to perform after the date hereof any Contracts which are required to be or are disclosed on Schedule 4.13(a), Schedule 4.13(b), or Schedule 4.22(a). Except as disclosed on Schedule 4.16, the Company is not a guarantor nor is it otherwise liable for any obligation (including indebtedness) of any other Person. No Seller has any claim or action against the Company. At Closing the Company will have no liabilities, obligations or commitments of any nature with respect to the Nexius Consulting Business. After consummation of the transactions contemplated under the Split-Off Documents, the Company’s total Assets are more than the sum of the Company’s total liabilities.
          4.17 Tax Matters.
               (a) Except as disclosed on Schedule 4.17, (i) the Company has timely filed all Tax Returns required to have been filed by it, (ii) all such Tax Returns are accurate and complete, (iii) the Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return) except as reflected as a liability on the Closing Balance Sheet, (iv) the Company has complied with all applicable Laws relating to Tax, (v) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, (vi) there is no, and has been no claim against the Company in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (vii) there are no pending or ongoing audits of the Company’s Tax Returns, (viii) the Company has not requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, that would increase the amount of the Company’s Tax liabilities in a Tax period ending after the Closing Date, (ix) there are no Liens on any of the

Assets that arose in connection with any failure (or alleged failure) to pay any Tax, (x) no unpaid Tax deficiency has been asserted against or with respect to the Company by any Governmental Authority which Tax remains unpaid, (xi) the Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due, (xii) the Company has not granted and is not subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period, (xiii) the Company is not a party to any Tax allocation or sharing agreement, (xiv) the Company neither (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return nor (B) has any liability for the Taxes of any Person under Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, and (xv) there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code.
               (b) The Company has not entered into or participated in any “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, or otherwise participated in a “tax shelter” as defined in Section 6662(d)(2)(C)(ii) of the Code, and the Company has made all necessary disclosures required by Treasury Regulation Section 1.6011-4.
               (c) No power of attorney currently in force has been granted by the Company relating to Taxes.
               (d) Except as shown in Schedule 4.17(d), the Company does not have a permanent establishment in any country other than the United States of America.
               (e) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (a) change in method of accounting for any taxable period ending on or prior to the Closing Date, (b) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (c) installment sale or open transaction disposition made on or prior to the Closing Date or (d) prepaid amount received on or prior to the Closing Date (other than in the ordinary course of business).
               (f) Neither the execution and delivery of the Split-Off Documents nor the consummation of the transactions contemplated thereby, will result in the recognition of any income, any adverse Tax consequences any other Tax obligations or liabilities for the Company.
               (g) True, correct and complete copies of all filed federal and state Tax Returns (including amended returns) for the Company with respect to the taxable years commencing on or after January 1, 2006 have been delivered or made available to representatives of the Purchaser.
               (h) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of

Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Laws.
               (i) The Company has not requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.
               (j) The Company has not agreed to and is not required to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods.
               (k) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          4.18 Insolvency Proceedings. None of the Company, any Seller, the Stock or the Assets is the subject of any pending, rendered or, to the Knowledge of the Company, threatened insolvency proceedings of any character. The Company has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Neither the Company nor any Seller is insolvent and none will become insolvent as a result of entering into this Agreement.
          4.19 Employee Benefit Plans; ERISA.
               (a) Set forth on Schedule 4.19(a) is a true and complete list of each deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting agreements, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company, or with respect to which the Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not, but excluding any regular wage or salary payments or other payroll practices in the ordinary course of business (collectively, the “Benefit Plans”).
               (b) With respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Financial Statements. The Company is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or

(o) of the Code, nor does the Company have any liability with respect to any collectively-bargained for plans subject to the provisions of ERISA.
               (c) Each Benefit Plan is, and has been at all times, in compliance in all material respects with all applicable Laws, including ERISA and the Code. Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable determination or opinion letter)and (ii) its related trust has been determined to be exempt from taxation under Code Section 501(a) or the Company has requested an initial favorable IRS determination of qualification and/or exemption. To the Knowledge of the Company, there are no facts which would adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts, and the Benefit Plans have been timely amended to comply with the applicable requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001 and the Pension Protection Act of 2006, if applicable and otherwise required, including technical amendments thereto, as well as all required interim amendments. The preceding sentence does not apply to any deferred compensation plan or incentive compensation plan, which are not intended to be and are not “qualified” plans.
               (d) With respect to each Benefit Plan which covers any current or former officer, director, manager, consultant or employee (or beneficiary thereof) of the Company, the Company has delivered to Purchaser accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts to the extent currently effective; (ii) all material employee communications (including all summary plan descriptions and material modifications thereto); (iii) the three (3) most recent Form 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter received from the IRS; (vi) the most recent actuarial valuation; and (vii) all material communications with any Governmental Authority.
               (e) With respect to each Benefit Plan: (i) such Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no dispute is pending, or to the Knowledge of the Company, threatened; (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the date of this Agreement have been made as required under ERISA or have been fully accrued on the Financial Statements.
               (f) No Benefit Plan is a “defined benefit plan” (as defined in Code Section 414(j)), a “multiemployer plan” (as defined in ERISA Section 3(37)) or a “multiple employer plan” (as described in Code Section 413(c)) or is otherwise subject to Title IV of ERISA or Code Section 412. The Company does not maintain or contribute to or in any way directly or indirectly have any liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.
               (g) There is no arrangement under any Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Code Section

280G or 162(m) would not be deductible by the Company as a result of the transactions provided for in this Agreement.
               (h) With respect to each Benefit Plan which is a “welfare plan” (as described in ERISA Section 3(1)): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law which is paid solely by such employees, benefits continuing through the end of the month in which termination occurs, or severance pay or benefits); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan.
               (i) Except as disclosed on Schedule 4.19(i), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not: (i) entitle any individual to severance pay, unemployment compensation or except as expressly set forth in the Equity Rights Termination Agreement, in substantially the form attached hereto as Exhibit I, other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment contemplated by this Agreement, result in an “excess parachute payment” within the meaning of Code Section 280G(b)(1); or (iv) constitute or involve a prohibited transaction (as defined in ERISA Section 406 or Code Section 4975), or constitute or involve a breach of fiduciary responsibility within the meaning of ERISA Section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.
               (j) All Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any material liability to Purchaser or its Affiliates for any additional contributions, penalties, premiums, fees, fines, excess Taxes or any other charges or liabilities (other that routine administrative fees and expenses associated with the termination of the Benefit Plans).
               (k) Each Benefit Plan that is subject to Code Section 409A (each, a “Section 409A Plan”) as of the Closing Date is identified as such on Schedule 4.19(a). Each Section 409A Plan has been administered in compliance with Code Section 409A for the period beginning January 1, 2005 through the date of this Agreement, including all notices, rules and regulations applicable thereto, including any transitional relief or guidance.. The Company does not have any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to excise Tax under Code Section 409A.
          4.20 Insurance.
               (a) Schedule 4.20(a) lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by the Company relating to the Company (excluding the Nexius Consulting Business), the Assets and the business, properties and employees of the Company (excluding the Nexius Consulting Business), copies of which have been made available to Purchaser. Schedule 4.20(a) lists each Person required to be listed as an additional insured under each such policy. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles, and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The Company is not in default with respect to its obligations under any insurance policy, nor has the Company been denied insurance coverage. Except as specifically identified on Schedule 4.20(a), the Company does not have any self-insurance or co-insurance programs. In the prior three (3) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting alteration of any of the Company’s assets, purchase of additional equipment or modification of any of the Company’s methods of doing business. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.
               (b) Schedule 4.20(b) identifies each insurance claim made by the Company since January 1, 2006. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.
          4.21 Environmental Matters. The Company has been, and is in material compliance with, all applicable Environmental Laws, including without limitation possessing, and having possessed, all required Permits, authorizations, licenses, exemptions and other Governmental Authorizations required for the operation of its facilities and properties under applicable Environmental Laws. The Company has not received any notice or other communication (written or otherwise) from any Governmental Authority or any other Person regarding any investigations, inquiries, notices of non-compliance, administrative proceedings, actions, suits, claims, legal proceedings or other proceedings pending or threatened against any of the Company, its Assets or Sellers relating to applicable Environmental Laws or Environmental Conditions. Except for de minimis quantities of Hazardous Materials used, stored, treated, disposed of, or present in substantial compliance with all Environmental Laws on or about any real property constituting the Leased Premises or any other real property or facility formerly owned, leased or operated by the Company, there are no Hazardous Materials that are being used, stored, treated or disposed of by the Company or, to the Knowledge of the Company, otherwise present on, under or about the Leased Premises or, to the Company’s Knowledge, any real property formerly owned, leased or operated by the Company. Each of the Leased Premises, during the period it was leased by the Company, has been operated and maintained in, and the Company is and has at all prior times otherwise been in material compliance with all applicable Environmental Laws. The Company has not disposed of, or arranged to dispose of, Hazardous Materials at a disposal facility in a manner or to a location that has resulted in or is likely to result in liability to the Company for any removal, remediation or response costs or natural resource damages under or relating to any of the Environmental Laws. Neither the Sellers nor the Company has any environmental compliance audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to the Company’s past or current properties, facilities or operations. The Company has made available to the Purchaser all information and reports about any Environmental Conditions of which it has Knowledge on any real property constituting the Leased Premises and any real property formerly owned, leased or operated by the Company. To the Company’s Knowledge, the Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws. The Company has not operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises or any other real property formerly owned, leased or operated by the Company. The Company has not released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises or any real property formerly owned, leased or operated by the Company, and the Company is not aware of the need to conduct any environmental investigations or remediation pursuant to any Environmental Law or that it may be in violation of any requirement of any Environmental Law.
          4.22 Real Estate.
               (a) Leased Premises. Schedule 4.22(a) contains a complete and accurate list of all premises leased by the Company for the operation of the Company’s business (the “Leased Premises”), and of all leases related thereto (collectively, the “Leases”). The Company has delivered to Purchaser a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the terms of such Lease. The Leases (i) are valid, binding and enforceable in accordance with their terms and are in full force and effect except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles, (ii) no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of the Company, and (iii) to the Knowledge of the Company, there is no occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. The current annual rent and term under each Lease are as set forth on Schedule 4.22(a). Schedule 4.22(a) separately identifies all Leases for which consents or waivers must have been obtained by the Closing Date in order for such Leases to continue in effect according to their terms after the Closing Date. The Company has not waived any rights under any Lease which would be in effect on or after the date of this Agreement. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Lease with the Company to declare a default or to accelerate, or which does accelerate, the maturity of any indebtedness of the Company under any Lease.
               (b) Leased Improvements. All Leased Improvements are set forth on Schedule 4.22(b). To the Company’s Knowledge, the Leased Improvements are (i) structurally sound with no known defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, and (iv) in conformity with all applicable Laws relating thereto currently in effect. All of the Leased Improvements on the Leased Premises are located entirely on such Leased Premises.

               (c) Real Property. The Company does not own, and has not at any time owned any real property or any interest in real property (other than the Leased Premises).
          4.23 No Other Agreement To Sell. Except as contemplated by this Agreement and the Split-Off Documents, neither the Company nor any Seller has any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer the Company, the Stock, the Assets or the Company’s business (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving the Company, or to enter into any agreement with respect thereto.
          4.24 Transactions with Certain Persons. Except as set forth on Schedule 4.24, no officer or director of the Company, no Seller, nor any member of any such individual’s immediate family (whether directly or indirectly through an Affiliate of such Person) is presently, or has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the Ordinary Course of Business) any such individual or any Person in which any such individual has an interest as an owner, officer, director, trustee or partner. Other than Contracts listed on Schedule 4.24, the Company does not have outstanding any Contract or other arrangement or commitment with any Seller nor any director, officer, employee, trustee or beneficiary of the Company or any Seller. Except as set forth on Schedule 4.24, the Assets of the Company do not include any receivable or other obligation from any Seller or any director, officer, employee, trustee or beneficiary of the Company or any Seller or any immediate family member or Affiliate or any of the foregoing, and the liabilities of the Company do not include any payable or other obligation or commitment to any such Person. Schedule 4.24 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.24 that cannot be terminated upon thirty (30) days notice by the Company without cost or penalty.
          4.25 Affiliates. Except for Sellers, Newco, or as set forth on Schedule 4.25, the Company does not have any Affiliates, does not own any capital stock or other equity securities of or any debt interest in any other Person and does not have any other type of ownership interest in any other Person. With respect to each Company Affiliate, Schedule 4.25 sets forth (i) the name and address of such Affiliate, (ii) a list of officers, directors, and co-owners of such Affiliate, as applicable, (iii) its relationship with the Company, and (iv) the type and amount of capital stock or other equity securities or debt interest owned by the Company in such Affiliate, as applicable.
          4.26 Employees and Contractors.
               (a) Employees. Schedule 4.26(a) hereto sets forth a complete and accurate list of all employees of the Company as of the date hereof (and which will be updated as of the Closing Date) showing: (i) for each as of that date the employee’s name, job title or description, salary level (including any bonus or deferred compensation arrangements other than any such arrangements under which payments are at the discretion of the Company), (ii) each employee whose employment will be terminated prior to Closing and who will be hired by

Newco (each such employee, a “Consulting Employee”), and (ii) any bonus, commission or other remuneration (other than salary or regular wages) paid during the Company’s fiscal year ending December 31, 2009 for all such employees of the Company other than the Consulting Employees. Except as set forth on Schedule 4.26(a), none of such employees is a party to a written employment agreement or contract with the Company and each is employed “at will.” Except as set forth in Schedule 4.26(a), each such employee has entered into the Company’s standard form of employee non-disclosure agreement with the Company, in substantially the form attached to Schedule 4.12(j).
               (b) Contractors. Schedule 4.26(b) contains a list of all independent contractors (including consultants but excluding subcontractors) engaged by the Company as of the date hereof (which will be updated as of the Closing Date), along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.26(b), all of such independent contractors are a party to a written agreement or contract with the Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been previously made available to Purchaser. For the purposes of applicable Law, including the Code, all independent contractors who are, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company and, except as noted on Schedule 4.26(b), each independent contractor is terminable on fewer than thirty (30) days notice, without any obligation to pay severance or a termination fee.
          4.27 Labor Relations. Except as disclosed on Schedule 4.27, (i) the Company is not a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of the Company, and (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.27 sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between the Company and Persons employed by or providing services to the Company. To the Knowledge of the Company, no officer or employee of the Company has any current plan to terminate his or her employment with the Company.
          4.28 Board Approval. The board of directors of the Company has determined that the transactions contemplated by this Agreement are in the best interests of the Company, and has adopted resolutions to such effect which authorized the Company to enter into this Agreement and the Transaction Documents to which it is a party. The Company has provided Purchaser with true and correct copies of all board of directors proceedings relating to this Agreement and the transactions contemplated hereby, which are in full force and effect as of the date hereof and will be in full force and effect as of the Closing Date. No further approval by the equity holders of the Company (other than the execution of this Agreement) is required in connection with the transactions contemplated by this Agreement, provided that the Company shall obtain the consent of the equity holders in connection with the transactions contemplated by the Split-Off Documents prior to the Closing.
          4.29 Brokers. Except as set forth on Schedule 4.29, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Sellers.
          4.30 Customers. Set forth on Schedule 4.30(a) is a true, correct, and complete list of the largest twenty (20) customers of the Company on the basis of annual revenues for the year ended December 31, 2009 (the “Major Customers”).
                  (b) Set forth on Schedule 4.30(b) is a list of Contracts with any Major Customer in effect or outstanding as of the Closing Date.
                  (c) No Major Customer within the last twelve (12) months has threatened to cancel or otherwise terminate, or given written or other notice that it intends to cancel or otherwise terminate, any customer relationships of such Major Customer with Company, and (ii) no such Major Customer has during the last twelve (12) months decreased materially or threatened to decrease or limit materially, or given written or other notice that it intends to modify materially its customer relationships with Company.
          4.31 Service Warranties. Set forth on Schedule 4.31 are the standard forms of service warranties and guarantees used by the Company and copies of all other outstanding service warranties and guarantees. Except as set forth on Schedule 4.31, no oral product or service warranties or guarantees have been made by the Company since January 1, 2004. Except as specifically described on Schedule 4.31, no service warranty or similar claims have been made against the Company. No person or party has any valid claim, or valid basis for any action or proceeding, against the Company under any Law relating to unfair competition, false advertising or other similar claims arising out of product or service warranties, guarantees, specifications, manuals or brochures or other advertising materials and no such claim, action or proceeding is currently pending or, to the Knowledge of the Company, threatened against the Company. The aggregate loss and expense (including out-of-pocket expenses) attributable to all service warranties and guarantees and similar claims now pending or asserted against the Company hereafter with respect to services rendered on or prior to the Effective Time would not reasonably be expected to exceed the amount of the reserve therefor set forth on the Closing Balance Sheet.
          4.32 Supplier Relationships. Set forth on Schedule 4.32 is a true, correct and complete list of the largest ten (10) vendors of and suppliers to the Company on the basis of annual expenses for the year ended December 31, 2009. Since December 31, 2008 (and other than changes or events affecting economic conditions applicable to any customer or supplier or its industry generally), (i) the Company has not received any written, or to the Company’s Knowledge, other notice that any such vendor or supplier intends to terminate or materially reduce the level of business done with the Company or will not do business with the Company on substantially the same terms and conditions subsequent to the Closing Date as such vendor or supplier did with the Company prior to the Closing Date and (ii) no Person listed on Schedule 4.32 has decreased materially or to the Knowledge of Company threatened to decrease or limit materially or modify materially its relationships with Company (other than reductions contemplated by any applicable Contract).
          4.33 Bank Accounts. Schedule 4.33 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company. All cash in such accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.
          4.34 Sensitive Payments; Import and Export Laws. Neither the Company nor any shareholder, director or officer of the Company, or, to the Company’s Knowledge, any employee, agent or representative of the Company, has (a) has directly or indirectly used any corporate funds to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment or secure Contracts for the Company in violation of any applicable Law or (ii) to obtain special concessions for the Company or for special concessions already obtained in violation of any applicable Law; or (b) violated any applicable export control, money laundering or anti-terrorism Law, nor have any of them otherwise taken any action which would cause Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar applicable Law.
          4.35 Split-Off of Consulting Business. As of Closing, the transactions contemplated by the Split-Off Documents will have been effectively consummated, and such consummation will not (a) violate or conflict with the Company’s Certificate of Incorporation, Bylaws or any other organizational or other constituent document or any applicable Law, or (b) with or without giving notice or the lapse of time or both, constitute or result in the breach of any provision of, or constitute a default under, any Contract.
          4.36 Absence of Changes. Except as set forth in Schedule 4.36 and except for the transactions contemplated by this Agreement and the Split-Off Documents, since January 1, 2010, (a) the Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been any change in or development with respect to the Company’s business, operations, method of accounting or accounting practices, method of recording Tax or Tax election, condition (financial or otherwise), results of operations, prospects, assets or liabilities, except for changes and developments which have not had, and would not reasonably be expected to have a Company Material Adverse Effect.
          4.37 Disclosure. No representations or warranties by the Company or Sellers in this Agreement (including the Disclosure Schedules hereto), the Transaction Documents or in any document, exhibit, statement, certificate or schedule which is furnished or to be furnished by the Company or Sellers pursuant to Section 4 in connection with the Closing of the transactions herein contemplated, (a) contains or will contain any untrue statement of a material fact, or (b)

omits or will omit to state, when collectively and read together in conjunction with all of the information contained in this Agreement, the Disclosure Schedules hereto and the other Transaction Documents, any fact necessary to make the statements or facts contained therein not misleading.
     5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Company and Sellers the following matters in this Section 5. These representations and warranties are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date except to the extent that a representation or warranty expressly states that such representation or warranty is true and correct only as of another specified date.
          5.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a material adverse effect on the business of Purchaser, taken as a whole, or impair Purchaser’s ability to consummate the transaction contemplated by this Agreement (collectively, a “Purchaser Material Adverse Effect”).
          5.2 Necessary Authority. Purchaser has full power and authority to own, lease and operate its property and Purchaser has full corporate power and authority to carry on its business as now conducted and to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of Purchaser enforceable against it in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery by Purchaser at the Closing, each Transaction Document to which Purchaser is party, or is specified to be a party, will be duly authorized, executed and delivered by Purchaser and will constitute the legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual(s) executing this Agreement and the other Transaction Documents to which Purchaser is a party on behalf of Purchaser have the full right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which Purchaser is a party, and upon execution, no further action will be needed to make this Agreement and such other Transaction Documents valid and binding upon, and enforceable against, Purchaser.
          5.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party by Purchaser and the consummation of the transactions contemplated herein and therein do not and will not (a) require Purchaser to obtain the consent or approval of, or make any filing with, any person or Governmental Authority, except for consents and approvals already obtained or to be obtained prior to Closing and notices or filings already made or to be made prior to Closing, (b) violate or conflict with, Purchaser’s Certificate of Incorporation or Bylaws or any Law, (c) constitute or result in the breach of any provision of, or constitute a default under, any agreement, indenture or other instrument to which Purchaser is a party or by which it or its assets may be bound, or (d) render Purchaser insolvent or unable to pay its debts as they become due, except where such failure, violation, breach or default would not cause a Purchaser Material Adverse Effect.
          5.4 Brokers. No broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
          5.5 Investment Intent. Purchaser is acquiring the Stock for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations issued pursuant thereto. Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Stock. Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. Purchaser understands that the Stock has not been registered under the Securities Act.
          5.6 Litigation. There is no litigation, proceeding (arbitral or otherwise), injunction, claim, action, suit, or order of any nature pending, or, to Purchaser’s Knowledge, threatened by or against Purchaser, its directors, officers or employees that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the purchase of the Stock by Purchaser as outlined in this Agreement and in the Transaction Documents.
          5.7 Adequacy of Funds. Purchaser has or will have as of the Closing adequate financial resources to satisfy its monetary and other obligations under this Agreement.
     6. INDEMNIFICATION.
          6.1 Indemnification by Sellers. Subject to the limitations set forth herein, prior to Closing, the Company and each Seller, and from and after Closing, each Seller shall jointly and severally indemnify and hold Purchaser, its Affiliates and the Company (from and after the Closing) and each of their respective shareholders, trustees, directors, officers, employees and agents (collectively, the “Purchaser Parties”) harmless against and from and in respect of all Damages arising or resulting from (a) the inaccuracy in or breach of any representation or warranty made by the Company and/or Sellers in this Agreement, any other Transaction Document or in any certificate delivered at the Closing pursuant to Section 3.2, (b) (i) the non-fulfillment by the Company (prior to the Closing Date) and/or any Seller of any unwaived covenant, obligation or agreement, in each case as contained in this Agreement and/or (ii) the non-fulfillment by Newco of any unwaived covenant, obligation or agreement, in each case as contained in the Cross Transition Services Agreement, (c) the activities or business of the Nexius Consulting Business prior to, or after the Closing Date, including without limitation the execution of the Split-Off Documents and the consummation of the transactions contemplated thereby, or (d) any matter set forth under the heading “Pending Audits” on Schedule 4.17.

          6.2 Indemnification by Purchaser. Purchaser agrees to indemnify the Company (prior to this Closing Date), Sellers, their Affiliates, and each of their respective shareholders, trustees, directors, officers, employees and agents (collectively, the “Seller Parties”) harmless against and from and in respect of all Damages arising or resulting from (a) the inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement, any other Transaction Document or in any certificate delivered at the Closing pursuant to Section 3.3, or (b) the non-fulfillment or breach of any unwaived covenant, obligation or agreement, in each case as made by or on behalf of Purchaser in this Agreement.
          6.3 Survival of Representations and Warranties. Notwithstanding any right of Purchaser fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations and warranties of Sellers and the Company contained in this Agreement as qualified by the Disclosure Schedules. Notwithstanding any right of Sellers and the Company fully to investigate the affairs of Purchaser and notwithstanding any knowledge of facts determined or determinable by Sellers or the Company pursuant to such investigation or right of investigation, Sellers and the Company have the right to rely fully upon the representations and warranties of Purchaser contained in this Agreement. All representations and warranties of the parties hereto contained in this Agreement will survive the execution and delivery hereof and the Closing hereunder, and, after the Closing:
               (a) any and all claims based on fraud or Intentional Misrepresentation of Sellers or the Company with respect to the transactions contemplated by this Agreement, any and all claims under Section 6.2(b) and any and all claims based on the representations and warranties made in Sections 4.1 (Organization), 4.2 (Authorization; Corporate Documentation), 4.3 (Title to the Stock, Etc.), and 4.4 (Capitalization) will survive indefinitely;
               (b) any and all claims based on the representations and warranties made in Sections 4.14 (Litigation), 4.17 (Tax Matters), 4.19 (Employee Benefit Plans), 4.21 (Environmental Matters), 4.29 (Brokers), 5.1 (Organization), 5.2 (Necessary Authority) and 5.4 (Brokers) will survive until thirty (30) days after the expiration of the applicable statutes of limitation,
               (c) any and all claims based on the representations and warranties made in Section 4.12 (Intellectual Property) will survive until the four (4) year anniversary of the Closing; and
               (d) any and all claims based on all other representations and warranties will survive until the date that is twenty four (24) months after the Closing Date;
provided, however, that if at any time prior to the applicable date referenced in clauses (b), (c) and (d) of this Section 6.3, Purchaser delivers to the Seller Representative, or Seller Representative delivers to Purchaser, as applicable, a Notice stating the existence of a breach of any of the representations and warranties referenced in clauses (b), (c) and (d) of this Section 6.3 or the existence of a breach subject to Section 6.2(b) and asserting a claim for recovery under Section 6.1 or Section 6.2, as applicable, then the claim asserted in such Notice shall survive the applicable date referenced in clause (b), (c) or (d) of this Section 6.3 until such time as such claim is fully and finally resolved. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement will survive the execution and delivery hereof and the consummation of the transactions contemplated hereby indefinitely. The parties acknowledge that the time periods set forth in this Section 6.3 and elsewhere in this Agreement for the assertion of claims and Notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Section 6.3 and elsewhere in the Agreement may be shorter than otherwise provided by Law.
          6.4 Certain Limitations on Indentification Obligations; Calculation of Losses.
               (a) Except as otherwise expressly provided in this Section 6, the Purchaser Parties will not be entitled to receive any indemnification payments under Section 6.1(a) until the aggregate amount of Damages incurred by the Purchaser Parties exceed One Hundred Twenty Thousand Dollars ($120,000.00) (the “Basket Amount”), and then only for the amount of Damages in excess of the Basket Amount.
               (b) Except as provided in Section 6.4(c), the maximum aggregate amount of indemnification payments under Section 6.1(a) to which the Purchaser Parties will be entitled to receive upon the triggering of any indemnification obligation hereunder will not exceed thirty percent (30%) of the Purchase Price. Except as provided in Section 6.4(c), the maximum aggregate amount of indemnification payments under Sections 6.1(b) and 6.1(d) to which the Purchaser Parties will be entitled to receive upon the triggering of any indemnification obligation hereunder will not exceed the Purchase Price.
               (c) Notwithstanding anything to the contrary in this Agreement, any indemnification payments arising from (i) any and all breaches of the representations and warranties listed in Sections 6.3(a) and the Special Representations, and (ii) any and all claims for fraud or Intentional Misrepresentation, will not be subject to either the Basket Amount set forth in Section 6.4(a) or the maximum aggregate indemnification limitation set forth in Section 6.4(b) and will not be used in calculating whether the maximum aggregate indemnification limitation set forth in Section 6.4(b) has been met, provided that any indemnification payments arising from breaches of the Special Representations (other than fraud or Intentional Misrepresentation) will not exceed the aggregate amount of the Purchase Price actually received by the Sellers, which amount is deemed to include any amounts held in the Escrow Fund (and the Nadim Holdback if received by Nadim pursuant to the terms of Section 2.5).
               (d) Each of the representations and warranties that contains any “Material Adverse Change,” “in all material respects,” or other materiality (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of determining the amount of Damages under Section 6, but not for the purpose of determining whether or not any such representation or warranty was breached.
               (e) Escrow Fund. To the extent that the Purchaser Parties are entitled to receive any indemnification pursuant to the terms of Section 6 of this Agreement, such Seller Parties shall be required to first exhaust the Escrow Fund as their sole source of recovery prior to pursuing any other sources of recovery, to the extent available under this Agreement.

               (f) Reliance on Representations and Warranties. The parties acknowledge that (A) except as expressly provided in Section 4 and in any certificates delivered pursuant to Section 3.2, neither the Company nor any of the Sellers has made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, (B) except as expressly provided in Section 4, and (C) except as provided in the Transaction Documents, Purchaser is not relying and has not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.
               (g) No Double Recovery. Notwithstanding anything herein to the contrary, no Purchaser Party shall be entitled to indemnification or reimbursement under Section 6.1 of this Agreement for any Damages to the extent such party has received indemnification payments or reimbursements for such Damages under the Asset Contribution Agreement.
          6.5 Defense of Claims. In the case of any claim for indemnification under Section 6.1 or 6.2 arising from a claim of a third party (including the IRS or any other Governmental Authority), an indemnified party must give prompt written Notice to the Seller Representative or Purchaser, as applicable, and, subject to the following sentence, in no case later than twenty (20) days after the indemnified party’s receipt of Notice of such claim, to Purchaser (if Purchaser is the indemnifying party) or Seller Representative (if Sellers are the indemnifying parties) of any claim, suit or demand of which such indemnified party has actual knowledge and as to which it may request indemnification hereunder. The failure to give such Notice will not, however, relieve the indemnifying party or parties of their indemnification obligations except to the extent that the indemnifying party is actually harmed thereby. The indemnifying party will have the right to defend and to direct the defense against any such claim, suit or demand in its name and at its expense, and with counsel selected by the indemnifying party; provided, however, the indemnifying party will not have the right to defend or direct the defense of any such claim, suit or demand if it refuses to acknowledge fully its obligations to the indemnified party or contests, in whole or in part, its indemnification obligations under this Agreement, and further provided, the indemnifying party will not have the right to defend or direct the defense of such claim, suit or demand if: (i) the third party asserting the claim is a customer of the Company at such time, unless the indemnifying party is Purchaser, (ii) an adverse judgment with respect to the claim will establish a precedent adverse to the continuing business interests of the Company unless the indemnifying party is Purchaser, (iii) there is a conflict of interest between the indemnified party and the indemnifying party in the conduct of such defense, or (iv) such claim, suit or demand is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the indemnified party. If the indemnifying party elects, and is entitled, to defend such claim, it will within twenty (20) days (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party will, at the request and expense of the indemnifying party, cooperate in the defense of such claim, suit or demand. If the indemnifying party elects not to defend such claim, fails to notify the indemnified party of its election as herein provided or refuses to acknowledge or contests its indemnification obligations under this Agreement, the indemnified party may pay, compromise or defend such claim. Notwithstanding the foregoing, the indemnifying party will have no indemnification obligations with respect to any such claim, suit or demand which is compromised or settled by the indemnified party without the prior written consent of the indemnifying party (which consent will not be unreasonably conditioned, withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party will not be required to refrain from paying any claim which has matured by a non-appealable court judgment or decree, nor will it be required to refrain from paying any claim where the delay in paying such claim would cause the indemnified party economic loss for which the indemnified party would not be entitled to seek indemnification hereunder. The indemnifying party’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the indemnified party to agree to any settlement which requires the taking of any action by the indemnified party other than the delivery of a release, except with the consent of the indemnified party (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the indemnifying party’s right to compromise or settle in accordance with the immediately preceding sentence, the indemnifying party may not settle or compromise any claim over the objection of the indemnified party; provided, however, that consent by the indemnified party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The indemnified party will have the right to participate in the defense of any claim, suit or demand with counsel selected by it subject to the indemnifying party’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the indemnified party; provided, however, that, in the case of any claim, suit or demand which seeks injunctive or other equitable relief against the indemnified party, the fees and disbursements of such counsel will be at the expense of the indemnifying party.
          6.6 Non-Third Party Claims. Any indemnification claim which does not arise from a third party claim must be asserted by a written Notice to the indemnifying party or parties (or in the event that the indemnifying party is a Seller, to the Seller Representative), which Notice shall state the existence of a breach of representations, warranties, covenants, obligations and/or agreements for which the indemnified party is entitled to indemnification pursuant to Section 6 and shall set forth in reasonable detail the basis for such indemnified party’s determination that such breach exists and a good faith estimate of the amount of the Damages incurred or that may be incurred by such indemnified party as a result of such breach) and asserting a claim for recovery (to the extent practicable) under this Section 6 based on such breach. The recipient of such Notice will have a period of thirty (30) days after receipt of such Notice within which to respond thereto. If the recipient does not respond within such thirty (30) days, the recipient will be deemed to have accepted responsibility for the Damages set forth in such Notice and will have no further right to contest the validity of such Notice. If the recipient responds within such thirty (30) days after the receipt of the Notice and rejects such claim in whole or in part, the party delivering will be free to pursue such remedies as may be available to it under contract or applicable Law.
          6.7 Liability of the Company. Purchaser will not be required to make any claim against the Company after the Closing in respect of any representation, warranty, covenant, obligation, and/or agreement of the Company to Purchaser hereunder or under any other Transaction Document to which the Company is a party.
          6.8 Tax Treatment. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party may take any position inconsistent with such characterization.

          6.9 No Waiver. The foregoing indemnification provisions in this Section 6 (including the provisions of Section 6.3 and Section 6.4) do not (a) waive or affect any claims for fraud or Intentional Misrepresentation to which any Seller Party or Purchaser Party may be entitled, or relieve or limit the liability of any Seller Party or Purchaser Party arising out of or resulting from fraud or Intentional Misrepresentation in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein, or (b) waive or affect any equitable remedies to which Purchaser, the Company or Sellers may be entitled.
          6.10 No Right of Contribution. Sellers will not have any right to seek contribution from the Purchaser or, if the Closing occurs, the Company with respect to all or any part of Sellers’ indemnification obligations under this Section 6.
          6.11 Exclusive Remedy. Except as set forth in the next sentence or otherwise expressly provided herein, the remedies provided for in this Section 6 are the sole and exclusive remedies of the parties hereto and their Affiliates and their respective shareholders, trustees, officers, directors, employees, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty, obligation, covenant or agreement contained in this Agreement or the Escrow Agreement. The foregoing will not limit any party’s right to seek equitable remedies.
     7. PRE-CLOSING MATTERS. Between the date of this Agreement and the Closing Date:
          7.1 Affirmative Covenants of Company and Sellers. The Company and Sellers hereby covenant and agree that, from the date hereof through and including the Closing Date, except (i) as set forth on Schedule 7.1, (ii) as reasonably required to divest the Nexius Consulting Business as contemplated by this Agreement and the Split-Off Documents, (iii) as reasonably necessary to comply with or effect the Company’s obligations under this Agreement, (iv) as otherwise expressly contemplated by this Agreement or (v) as consented to in writing by Purchaser (which consent shall not be unreasonably delayed), the Company (excluding the Nexius Consulting Business) will and Sellers will take all commercially reasonable actions within their control to cause the Company (excluding the Nexius Consulting Business) to:
               (a) operate only in the Ordinary Course of Business;
               (b) preserve intact its business organization, maintain its rights and ongoing operations, retain the services of its officers and key employees and maintain its relationship with its officers and key employees and maintain its relationship with its customers and suppliers;
               (c) keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted;
               (d) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained;

               (e) operate its business in compliance with all applicable Laws; and
               (f) use commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using commercially reasonable efforts to obtain all required licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with Company.
          7.2 Adverse Developments. The Company will promptly notify Purchaser in writing of any Company Material Adverse Effect of which it becomes aware. The Company will keep Purchaser informed of all material operational matters and material business developments with respect to the Company’s business and its markets.
          7.3 Notification of Breach. Each party will promptly notify the other parties of the occurrence of any event, or the existence of any fact, of which such party becomes aware that results in the material inaccuracy of any representation or warranty of such party in this Agreement as of any time prior to the Closing, and such party will use its commercially reasonable efforts to cure such matter.
          7.4 Access. Sellers and the Company will provide Purchaser and its Representatives, for the purpose of the continuation of customary due diligence or for any other reasonable purpose, with access to the books and records of the Company and the Company’s business (including the opportunity to make copies of such books and records) (excluding the Nexius Consulting Business), to the Assets and, subject to the receipt of reasonable prior Notice from Purchaser, during normal business hours and with the consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned), to the officers, employees, agents, customers and accountants of the Company with respect to matters relating to Company’s business (excluding the Nexius Consulting Business) and will provide Purchaser and Purchaser’s Representatives with such information concerning the Company (excluding the Nexius Consulting Business), the Stock, the Assets and Company’s business (excluding the Nexius Consulting Business) as Purchaser and/or Purchaser’s Representative may reasonably request; provided, however, that in exercising access rights under this Section 7.4, Purchaser shall not be permitted to interfere unreasonably with the conduct of the business of Company and shall provide Company with
          7.5 Financial Statements. Between the date of this Agreement and the closing Date, as soon as the same are available, the Company will provide Purchaser with copies of regularly prepared financial statements of the Company.
          7.6 No Negotiation. The Company and Sellers will, and will cause their respective Representatives to immediately cease any existing discussion or negotiation with any Person (other than Purchaser and its Representatives) conducted prior to the date hereof with respect to any proposed, potential or contemplated acquisition of the Stock, the Assets or the Company. The Company and Sellers will refrain, and will cause each of their respective Representatives to refrain from taking, directly or indirectly, any action (a) to solicit or initiate the submission of any proposal or indication of interest from any Person (other than Purchaser and its Representatives) relating to an acquisition of the Stock, the Assets or the Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company, (b) to participate in any discussions or negotiations regarding, or furnish to any Person (other than Purchaser and its Representatives) any information with respect to, or that may reasonably be expected to lead to, an acquisition of the Stock, the Assets or the Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Company (or any proposal or indication of interest relating to any of the foregoing) with any Person (other than Purchaser and its Representatives) or (c) to authorize, engage in, or enter into any agreement or understanding (other than with Purchaser and its Representatives) with respect to an acquisition of the Stock, the Assets or the Company or a merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving the Company (or any proposal or indication of interest relating to any of the foregoing). If any proposal described in this section is received by the Company and/or any Seller, such party(ies) agrees to promptly notify Purchaser in writing of such proposal, and such party(ies) will notify any prospective purchaser of their obligations hereunder. Notwithstanding the foregoing, nothing in this Section 7.6 shall apply to the divestiture of the Nexius Consulting Business as contemplated by this Agreement and the Split-Off Documents.
          7.7 Negative Covenants of Sellers and Company. The Company and Sellers hereby covenant and agree that, from the date hereof through and including the Closing Date, except (i) as set forth on Schedule 7.1, (ii) as reasonably required to divest the Nexius Consulting Business as contemplated by this Agreement and the Split-Off Documents, (iii) as reasonably necessary to comply with or effect the Company’s obligations under this Agreement, (iv) as otherwise expressly contemplated by this Agreement or (v) as consented to in writing by Purchaser (which consent shall not be unreasonably delayed), neither Company (excluding the Nexius Consulting Business) nor the Sellers will take or permit any of the following actions:
               (a) create, amend, modify or terminate any employee benefit plan, and except as required by law or required under the provisions of any Company benefit plan identified in Schedule 4.19(a), not make any contributions to or with respect to any such other than in the Ordinary Course of Business
               (b) modify any compensation arrangements or benefits with respect to any of the Company’s employees, grant any severance or termination pay (other than required by existing severance arrangements or existing Company policies as in effect on the date of this Agreement) to, or enter into or modify any employment or severance or termination pay agreement with, any of its current or former directors, officers or employees;
               (c) grant any equity or equity-based compensation, in each case except as may be required by applicable Law;
               (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Company or its business or assets;
               (e) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of,

any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares; or
               (f) create or incur any Liens on the Assets or the Stock, except for Permitted Liens.
          7.8 Termination of Equity Rights. Prior to Closing, the Company (i) shall have taken all actions necessary such that all outstanding rights of the Required Rights Holders, as described on Schedule 4.4, shall be cancelled effective as of the Effective Time, (ii) shall deliver to Purchaser copies of Equity Rights Termination Agreements, in substantially the form of Exhibit I from each Required Rights Holder, (iii) shall deliver to Purchaser duly executed Consulting Employee Waivers in substantially the form of Exhibit L from each Consulting Employee, and (iv) shall deliver to Purchaser a duly executed Shareholder Release in substantially the form of Exhibit N executed by Salwa Iskandar Youssef.
          7.9 Divestiture of Nexius Consulting Business. Prior to Closing, the Company shall have consummated the divestiture of the Nexius Consulting Business in compliance with (i) the Company’s Certificate of Incorporation, Bylaws or any other organizational or other constituent document, (ii) all applicable Laws, and (iii) all contractual obligations of the Company, and Company shall have certified the same in writing to Purchaser.
     8. OTHER MATTERS.
          8.1 Cooperation. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 6). Sellers acknowledge and agree that from and after the Closing, Purchaser will be entitled to possession of, and Sellers will provide to Purchaser, all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to the Company (excluding the Nexius Consulting Business).
          8.2 Confidentiality. From and after the Closing, each Seller will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in possession of such Seller. In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 8.2. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that each Seller, as applicable, will use its commercially reasonable best efforts to obtain, at the request and expense of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser will designate. The foregoing provisions will not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.
          8.3 Cooperation and Records Retention. After the Closing, the Company, Sellers and Purchaser each will (a) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for any Taxes, (b) retain for a period of five (5) years and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, (c) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period, and (d) cooperate with respect to closing the books of the Company and filing a Tax Return for the Company as of the Closing Date. The party requesting any such assistance or information will bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such assistance or information. After the Closing, the Company and Sellers will (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statue of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority, and (ii) give the other parties reasonable written Notice prior to transferring, destroying or discarding any such books and records and, if any of the other parties so request, will allow the requesting party to take possession of such books and records.
          8.4 Tax Matters.
               (a) Periods Ending on or Before the Closing Date. Sellers will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Any Tax Returns filed pursuant hereto must be consistent with the prior Tax Returns of the Company unless otherwise required by applicable Law. No later than twenty (20) days prior to filing, Seller Representative will deliver to Purchaser all such Tax Returns described in the preceding sentence and any related work papers and will permit Purchaser to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Purchaser. Sellers will timely pay to the appropriate Taxing Authority any Taxes of the Company with respect to such periods to the extent such Taxes were not included as a liability in the calculation of Closing WC (including any Taxes resulting from the consummation of the transactions contemplated by the Split-Off Documents). The costs, fees and expenses related to the preparation of such Tax Returns will be paid by the Sellers and shall not be considered in calculating Net Working Capital.
               (b) Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of the Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, the Company will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Company unless otherwise required by applicable Law, and file or cause to be filed any such Tax Returns. The Company will permit Purchaser and Sellers to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Purchaser and Sellers. Sellers will timely pay to the appropriate Taxing Authority any Taxes of the Company shown on such Tax Returns with respect to the portion of such period ending on the Closing Date, to the extent such Taxes were not included as a liability in the calculation of Closing WC. The costs, fees and expenses related to the preparation of such Tax Returns will be paid by Purchaser or the Company and shall not be considered in calculating Net Working Capital. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with GAAP and the prior practice of the Company.
               (c) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.
          8.5 Termination of 401(K) Plan. The Company and Sellers will either terminate the Company’s 401(k) plan, or transfer the Company’s 401(k) plan, effective immediately prior to the Closing Date. Promptly, but in no event later than ninety (90) days following the Closing Date, at Sellers’ sole cost and expense, Seller Representative will deliver a completed and executed IRS Form 5310 (Application for Determination for Terminating Plan) and all required accompanying materials, including Form 8717, User Fee for Employee Plan Determination Letter Request, and the appropriate user fee, to the Internal Revenue Service.
          8.6 Release and Covenant Not to Sue. Subject to and effective as of the Closing, each Seller hereby releases and discharges the Company and its Affiliates from and against any and all claims, demands, obligations, agreements, debts and liabilities whatsoever, whether known or unknown, both at law and in equity, which such Seller now has, has ever had or may hereafter have against the Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, and whether or not relating to claims pending on, or asserted after, the Closing Date but if any Seller is an employee of the Company excluding any claims related to the right of such employee to receive current earned and accrued but unpaid compensation, un-reimbursed business expenses or other employment benefits generally available to all Company employees, other than securities or convertible securities of the Company. From and after the Closing, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing or causing to be commenced, any proceeding of any kind against the Company or any of its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the restrictions set forth herein shall not apply to (a) any claims any Seller may have against any party pursuant to the terms and conditions of this Agreement and the agreements delivered in connection herewith and (b) any rights to indemnification for any liabilities arising from any Seller’s actions within the course and scope of such Seller’s employment with the Company or within the course and scope of such Seller’s role as an officer or director of the Company, for which the Company receives insurance proceeds from the Company’s D&O Tail Policy.
          8.7 Directors and Officers Insurance. Prior to Closing, the Company shall procure, at its sole cost and expense, and shall pay all premiums under, a six (6) year tail insurance policy (the “D&O Tail Policy”) to the Company’s directors’ and officers’ liability insurance policy as of the Closing on terms with respect to coverage that are no less favorable than those of such policy in effect as of the date hereof and shall cover acts and omissions of current and former officers and directors for the six (6) year period prior to the date hereof through and including the Closing Date. Purchaser acknowledges that the Seller Representative will receive notices on behalf of the Persons insured under the D&O Tail Policy and agrees that the Seller Representative, as the representative of the Sellers and on behalf of the Company, will have all right, in his sole and absolute discretion, to take all actions and pursue all claims, including any litigation, settlement or other proceeding, in connection with the D&O Tail Policy and to incur any and all liabilities relating thereto. The parties hereto further agree that the amount of any retention due under the D&O Tail Policy shall be paid by the Seller Representative, and that no such retention or any other amount due under or in respect of the D&O Tail Policy shall be payable by Purchaser.
          8.8 Equity Rights Termination. No later than five (5) Business Days immediately following the Closing Date, the Sellers shall have taken all actions necessary such that all outstanding rights of the Rights Holders, as described on Schedule 4.4, shall be cancelled effective as of the Effective Time and shall deliver to Purchaser an Equity Rights Termination Agreement, in substantially the form attached hereto as Exhibit I, executed by each Rights Holder (other than the Required Rights Holders) and the Company, accompanied by a Notice of Grant of Restricted Stock, in substantially the form attached hereto as Exhibit G in the applicable grant amount for each such Rights Holder as set forth on Schedule 3.2(s).
          8.9 Name Change. Within thirty (30) days following the Closing Date, Purchaser shall cause the Company to change its names so that such name does not include the word “Nexius” therein by filing an amendment to its Articles of Incorporation with the Virginia State Corporation Commission.
     9. EXPENSES. Except as otherwise expressly set forth elsewhere in this Agreement, Purchaser will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, and the Company and Sellers will bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, for periods on or before the Closing Date; provided, however, that any unpaid Transaction Expenses will be paid by Purchaser pursuant to Section 2.1. Sellers will bear their own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including any related broker’s or finder’s fees, subject to the provisions of this Agreement. Sellers will pay all applicable Taxes, if any, which are due as a result of the transfer of the Stock in accordance herewith.
     10. AMENDMENT; BENEFIT AND ASSIGNABILITY. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Company, Seller Representative and Purchaser. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity will have any right (whether third party beneficiary or otherwise) hereunder. This Agreement (and the parties respective rights hereunder) may not be assigned by any party without the prior written consent of the other parties; provided, however, that Purchaser may assign all or any portion of this Agreement to any Affiliate of Purchaser so long as such assignment does not relieve Purchasers of its obligations hereunder.
     11. NOTICES. All notices, demands and other communications pertaining to this Agreement (“Notices”) will be in writing addressed as follows:

If to Sellers (or the Company prior to the Closing):

c/o Seller Representative

Nabil Taleb 1445 Mayhurst Boulevard McLean, VA 22102 Facsimile: (703) 935-4458

with a copy to:	Michael Lincoln One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 20190-5656 Phone: (703) 456-8022 Facsimile: (703) 456-8100

If to Purchaser (or the Company after the Closing):

comScore, Inc. 11950 Democracy Boulevard, Suite 600 Reston, VA 20190 Attention: Chief Financial Officer
Facsimile (703) 438-2033

with a copy to:	Holland & Knight LLP 1600 Tysons Boulevard. Suite 700 McLean, Virginia 22102 Attention: Marisa Terrenzi, Esq. Facsimile: 703/720-8610
Notices will be deemed given five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices delivered via facsimile will be deemed given when actually received by the recipient, provided that by no later than two days thereafter such Notice is confirmed in writing and sent via one of the methods described in the previous sentence. Notices delivered by personal service will be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written Notice of a change of address in the manner provided in this Agreement for giving Notice.
     12. WAIVER. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same, (b) no waiver by any party of any default by any other will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default, and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.
     13. ENTIRE AGREEMENT. This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto, which are incorporated by reference herein and deemed a part of this Agreement) and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.
     14. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles or other electronic transmissions (e.g, PDFs) of signatures will be deemed to be originals.
     15. CONSTRUCTION. The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.
     16. EXHIBITS AND DISCLOSURE SCHEDULES. The Exhibits, Schedules and Disclosure Schedules to this Agreement are a material part of this Agreement.

     17. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable.
     18. CHOICE OF LAW.
          18.1 Choice of Law. This Agreement is to be construed and governed by the laws of the Commonwealth of Virginia without giving effect to principles of conflicts of laws). The Company, Sellers and Purchaser irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in any court of the Commonwealth of Virginia located in Fairfax County or any Federal court sitting in the Eastern District of Virginia (or in any court in which appeal from such courts may be taken) and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.
          18.2 Dispute Resolution. Prior to initiating any legal action or other legal proceeding arising out of or relating to this Agreement or the Escrow Agreement, a party hereto will meet with the other applicable party to any dispute. If a party to the dispute is an entity it will appoint a designated representative, who will be a senior level manager or other person with the authority to make decisions and/or commitments on behalf of the respective party to resolve the dispute. The parties will meet as often as they reasonably deem necessary to discuss the problem in an effort to resolve the dispute without the necessity of any formal proceeding. Unless delay would impair a party’s rights under applicable statutes of limitations, formal proceedings for the resolution of a dispute may not be commenced until the earlier of: (a) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely, or (b) the expiration of the thirty (30) day period immediately following the initial request to negotiate the dispute.
     19. PUBLIC STATEMENTS. Prior to Closing, no party hereto will make any press release or other public announcement concerning the transactions contemplated by this Agreement without the prior written approval of all other parties hereto, except to the extent required by Law. After Closing, Sellers will not make any press release or other public announcement concerning the transactions contemplated by this Agreement, without the prior written approval of Purchaser and Purchaser may make any press release or other public announcement concerning the transactions contemplated by this Agreement without Sellers’ approval provided Purchaser.
     20. NO THIRD PARTY BENEFICIARIES. Except with respect to indemnity claims of Seller Parties and Purchaser Parties, this Agreement will not confer any rights upon any Person other than the parties hereto and their respective successors and assigns.

     21. WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.
     22. MARKET STAND-OFF. Each Seller acknowledges that the existence of this Agreement and the terms hereof may be considered material non-public information. Each Seller and its officers, directors and Affiliates agree that they will not, and shall cause their employees who have knowledge or become aware of the existence of this Agreement not to, purchase, sell, pledge, hypothecate or otherwise transfer, or grant or acquire any option or other right to purchase, any securities of Purchaser from the date of this Agreement through the third Business Day after the public announcement by Purchaser of the existence of this Agreement and its subject matter.
     23. REMEDIES. Except as otherwise provided in this Agreement, including, without limitation, as provided in Section 6.11 of this Agreement, (a) any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any Law and (b) such party will be entitled to (i) enforce such rights specifically, without posting a bond or other security, (ii) to recover damages by reason of a breach of any provision of this Agreement and (iii) to exercise all other rights granted by Law.
     24. SELLER REPRESENTATIVE.
          (a) By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Nabil Taleb, as the true and lawful agent and attorney-in-fact (the “Seller Representative”) of the Sellers, with full powers of substitution to act in the name, place and stead of the Sellers with respect to the performance on behalf of the Sellers under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Sellers as the Seller Representative deems necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including:
               (i) following the Closing, to agree upon or compromise any matter related to any payments due after Closing under this Agreement;
               (ii) to direct the distribution of all or any portions of the Purchase Price hereunder;
               (iii) to act for the Sellers with respect to all indemnification matters or other payment obligations of the Sellers referred to in this Agreement, including the right to negotiate and compromise on behalf of the Sellers any indemnification or other claim made by or against the Sellers;
               (iv) to act for the Sellers with respect to all post-Closing matters contemplated by this Agreement, including pursuant to Section 8, or otherwise;
               (v) to terminate, amend, or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of the Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all the Sellers unless otherwise agreed by each of the Sellers who is subject to any disparate treatment of a potentially adverse nature;
               (vi) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Seller Representative and to rely on their advice and counsel; and
               (vii) to do or refrain from doing any further act or deed on behalf of the Sellers which the Seller Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.
          (b) The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Sellers hereunder appointing the Seller Representative in all matters referred to in this Agreement. Each of the Sellers appointing the Seller Representative hereby ratifies and confirms all that the Seller Representative will do or cause to be done by virtue of the Seller Representative’s appointment as Seller Representative. The Seller Representative will act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers but the Seller Representative will not be responsible to any of the Sellers for any loss or damage any of the Sellers may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than loss or damage arising from gross negligence or willful misconduct in the performance of such Seller Representative’s duties under this Agreement.
          (c) Each of the Sellers hereby expressly acknowledges and agrees that the Seller Representative is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement among the Sellers and that any Person may rely on any and all action taken by the Seller Representative under this Agreement without liability to, or obligation to inquire of, any of the Sellers. If the Seller Representative resigns or ceases to function in such capacity for any reason whatsoever, then the Seller Representative shall be the Person appointed by the Sellers that represent a majority of the Pro Rata Shares; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Seller will have the right to petition a court of competent jurisdiction for appointment of a successor Seller Representative. Sellers appointing the Seller Representative do hereby jointly and severally agree to indemnify and hold the Seller Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Seller Representative’s duties under this Agreement except for any such liability arising out of the gross negligence or willful misconduct of the Seller Representative.
     25. TIME. Time is of the essence under this Agreement.
     26. SELLER REPRESENTATION BY COOLEY.
            Purchaser, Seller Representative and the Company (collectively, the “Consenting Parties”) acknowledge that at all times relevant hereto up to the Effective Time, Cooley, LLP (“Cooley”) has represented only the Company. If subsequent to the Closing any dispute were to arise relating in any manner to this Agreement or any other agreement between the Seller Representative or any Seller, on the one hand, and the Company or Purchaser, on the other hand (“Disputes”), the Company and Purchaser hereby consent to Cooley’s representation of the Seller Representative and/or such Sellers in the Disputes. The Company and Purchaser acknowledge that Cooley has been and will be providing legal advice to the Company in connection with the transactions contemplated by this Agreement and the Transaction Documents and in such capacity will have obtained confidential information of the Company (the “Company Confidential Information”). The Company Confidential Information includes all communications, whether written or electronic, including any communications between Cooley, the directors, officers, shareholders, accounting firm, and/or employees of the Company, all files, attorney notes, drafts or other documents directly relating to this Agreement or any Transaction Documents, which predate the Effective Time (collectively, the “Cooley Work Product”). In any Dispute, in addition to the Company’s full right and access to all Company Confidential Information, to the extent that any Company Confidential Information is in Cooley’s possession at the Effective Time, such Company Confidential Information may be used on behalf of the Seller Representative in connection with such Dispute at the sole discretion of the Seller Representative. The Consenting Parties hereby consent to the disclosure and use by Cooley for the benefit of the Sellers and the Seller Representative, in connection with a Dispute, of any information (confidential or otherwise) disclosed to it by the Company (including its directors, officers, shareholders, accounting firm, and/or employees of the Company) prior to the Effective Time. Except as expressly set forth above, this Section 26 shall not grant any rights to the Seller Representative with respect to the Company Confidential Information except as described herein.
{Signature page follows}

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER: COMSCORE, INC.
By:
Name:
Title:

THE COMPANY: NEXIUS, INC.
By:
Name:
Title:

SELLERS:
Nabil Taleb

Nadim Taleb

GSN, LTD.
By:
Name:
Title:

{Signature Page to Stock Purchase Agreement}

SELLER REPRESENTATIVE: With respect to Section 24 only
Nabil Taleb

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SCHEDULE 1
DEFINITIONS; MATTERS OF INTERPRETATION.
               (a) Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:
     “Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used in this definition with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliated Group” has the meaning set forth in Section 1504(a) of the Code.
     “Aggregate Equity Rights Termination Payments” means the aggregate sum of $2,300,000 payable to the Rights Holders in restricted shares of Purchaser Common Stock in accordance with Section 2.1(c) to be paid to the designated recipients and in the applicable amounts set forth on Schedule 3.2(s).
     “Agreement” has the meaning set forth in the Preamble to this Agreement.
     “Allowed Debt” means short-term trade indebtedness, to the extent included in the calculation of Closing WC.
     “Amended 8-K Filing Requirements” means the delivery from McGladrey of the following to enable the Company to timely file its Amended Form 8-K with the SEC: (i) a report and opinion to the Company regarding the audited balance sheet, income statement and statement of cash flows of the Company for the fiscal year ended December 31, 2009, (ii) a report regarding its review statement on auditing standards (SAS 100) for 2010 interim period ending June 30, 2010 and for the 2009 interim period ending June 30, 2009, and (iii) its written consent permitting the Company to use the foregoing items (i) and (ii) in its filing of the Amended Form 8-K with the SEC.
     “Assets” means all cash and cash equivalents, marketable securities, Personal Property and real property of the Company, all Contracts, Leases and Property Warranties to which the Company is a party, all Permits held by the Company, all Intellectual Property and all other assets of the Company. Notwithstanding the foregoing, “Assets” shall not include any of the foregoing that have been assigned or are to be assigned to Newco pursuant to the Split-Off Documents.
     “Basket Amount” has the meaning set forth in Section 6.4(a).
     “Business Day” means a day, other than a Saturday or Sunday or a national holiday, on which commercial banks are open in the Commonwealth of Virginia for the general transaction of business.

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     “CAA” has the meaning set forth in the definition of Hazardous Materials contained in this Schedule 1.
     “CERCLA” has the meaning set forth in the definition of Hazardous Materials contained in this Schedule 1.
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Balance Sheet” has the meaning set forth in Section 2.3(a).
     “Closing Date” has the meaning set forth in Section 3.1.
     “Closing Purchase Price” has the meaning set forth in Section 2.1.
     “Closing WC” has the meaning set forth in Section 2.3(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means the common stock, par value $0.01 per share, of the Company.
     “Company” has the meaning set forth in the Preamble to this Agreement.
     “Company Confidential Information” has the meaning set forth in Section 26.
     “Company Material Adverse Effect” means, with respect to the Company (excluding the Nexius Consulting Business), any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses or other franchises or results of operations of the Company, or materially diminish the value of the Company or the Stock or (b) does or would reasonably be expected to materially impair or delay the ability of the Company or Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby (excluding the Nexius Consulting Business); provided, however, that a Material Adverse Effect will not include any adverse effect or change resulting from any event, fact, condition, change, circumstance, occurrence or effect relating to (A) the Nexius Consulting Business that does not have any adverse effect on the Company after the Closing Date, (B) the economy in general or capital or financial markets generally, (C) the industry in which the Company operates and not affecting the Company to a substantially greater degree than comparable companies in the same or industry as the Company, (D) any breach by Purchaser of this Agreement, (E) the taking of any action by Purchaser or any of Purchaser’s Subsidiaries, (F) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, provided such change does not affect the Company to a substantially greater degree than comparable companies in the same or industry as the Company, (G) any change in general legal, tax, regulatory, or political conditions, provided in each case, that such change does not affect the Company to a substantially greater degree than comparable companies in the same or industry as the Company, (H) hostilities, acts

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of war, sabotage or terrorism, military actions or riots or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism, military actions or riots existing or underway as of the date of this Agreement that do not affect the Company to a substantially greater degree than comparable companies in the same or industry as the Company, or (I) earthquakes, hurricanes, floods or other natural disasters that do not affect the Company to a substantially greater degree than comparable companies in the same or industry as the Company.
     “Company Owned Intellectual Property” has the meaning set forth in Section 4.12(a)(i).
     “Company Software” has the meaning set forth in Section 4.12(a)(h).
     “Confidential Information” means any information concerning the business and affairs of the Company or the Assets, that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith.
     “Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement between the Company and Purchaser dated February 4, 2010.
     “Consulting Employee” has the meaning set forth in Section 4.26(a).
     “Consenting Parties” has the meaning set forth in Section 26.
     “Continuing Employee Benefit Plans” has the meaning set forth in Section 8.6(a).
     “Continued Employee” has the meaning set forth in Section 8.6(a).
     “Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, service orders, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which the Company is a party or which are binding upon the Company or the Assets, and which are in effect on the date hereof, including those listed on Schedule 4.13(a), Schedule 4.13(b), Schedule 4.22(a), Schedule 4.26(a) and Schedule 4.26(b). Notwithstanding the foregoing, “Contract” shall not include any of the foregoing that have been assigned or are to be assigned (as set forth on Schedule 1.1(c) of the Asset Contribution Agreement) to Newco prior to Closing pursuant to the Split-Off Documents.
     “Cooley” has the meaning set forth in Section 26.
     “Cooley Work Product” has the meaning set forth in Section 26.
     “Copyrights” has the meaning set forth in the definition of Intellectual Property contained in this Schedule 1.
     “Cross Transition Services Agreement” has the meaning set forth in Section 3.2(u).

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     “CWA” has the meaning set forth in the definition of Hazardous Materials contained in this Schedule 1.
     “Damages” means any damages, liabilities, obligations, Taxes, losses, expenses, dues, penalties, fines, costs, and fees, including attorneys’, accountants’, investigators’, and experts fees and expenses, reasonably sustained or incurred in connection with the defense or investigation of any actions, suits, proceedings, hearings, investigations, charges, Taxes, Liens (other than Permitted Liens), including any of the foregoing incurred by a Purchaser Party prevailing in enforcing the Purchaser Parties’ indemnification rights provided for hereunder; provided, however, that for purposes of computing the amount of any Damages incurred by a Purchaser Party or Seller Party, there shall be deducted an amount equal to the amount of any insurance proceeds actually received by any Purchaser Party or Seller Party, as applicable, in connection with such Damages. Notwithstanding the foregoing, the decision to obtain such insurance proceeds shall be made at the sole discretion of the party seeking indemnification, and failure to obtain such insurance proceeds shall not reduce the amount of such Damages; and provided further, for purposes hereof, a Purchaser Party shall be deemed the prevailing party in instances where its prevails on any of its claims against a Seller Party (including by settlement) and any instances where a Seller Party, or the Seller Parties, take a nonsuit or voluntary dismissal.
     “Debt” means (a) the outstanding principal of, and accrued and unpaid interest on, and any premiums, prepayment fees and penalties due upon prepayment and full satisfaction of, all bank or other third party indebtedness for borrowed money of the Company as of the Closing, including indebtedness under any bank credit agreement and any other related agreements, (b) any liability of the Company in respect of letters of credit that have been drawn down, in each case to the extent of such draw, (c) any capital lease obligations or any other similar capital obligations of such Person, (d) any obligations of such Person in respect of off-balance-sheet financing agreements or transactions that are in the nature of, or in substitution of, financings, and (e) all indebtedness referred to above which is directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, but, for the avoidance of doubt, excludes the Allowed Debt. For the avoidance of doubt, Debt includes the Company’s outstanding indebtedness to GSN.
     “Determination” has the meaning set forth in the definition of Dispute Resolution Procedure.
     “Disclosure Schedules” means the disclosure schedules to this Agreement.
     “Dispute” has the meaning set forth in Section 26.
     “Dispute Resolution Procedure” means the procedure pursuant to which the items in dispute relating to the calculation of Closing WC are referred by Purchaser or Seller Representative for determination as promptly as practicable to the Independent Accounting Firm, which will be jointly engaged by Purchaser, on the one hand, and Seller Representative, on the other hand, pursuant to an engagement letter in customary form which each of Purchaser and Seller Representative will execute. The Independent Accounting Firm will prescribe procedures

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for resolving the disputed items and in all events shall make a written determination, with respect to such disputed items only (i.e., whether and to what extent, if any, the calculations of the Closing WC require adjustment of the Purchase Price based on the terms and conditions of this Agreement (a “Determination”)). The Determination will be based solely on presentations with respect to such disputed items by Purchaser and Seller Representative to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by Purchaser or Seller Representative in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm. Each of Purchaser and Seller Representative will use its commercially reasonable efforts to make its presentation as promptly as practicable following submission to the Independent Accounting Firm of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any question and requests of the Independent Accounting Firm. Purchaser and Seller Representative will instruct the Independent Accounting Firm to deliver the Determination to Purchaser and Seller Representative no later than thirty (30) calendar days following the date on which the disputed items are referred to the Independent Accounting Firm. In deciding any matter, the Independent Accounting Firm (i) will be bound by the provisions of Section 2.3 as applicable, (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Seller Representative or less than the smallest value for such item claimed by Purchaser or Seller Representative, and (iii) will be bound by the express terms, conditions and covenants set forth in this Agreement, including the definitions contained herein. In the absence of fraud or manifest error, the Determination will be conclusive and binding upon Purchaser and Seller Representative. The Independent Accounting Firm will consider only those items and amounts in Purchaser certificates delivered pursuant to Section 2.3 or (as applicable) which Purchaser and Seller Representative were unable to resolve. All fees and expenses (including reasonable attorney’s fees and expenses and fees and expenses of the Independent Accounting Firm) incurred in connection with any dispute under Section 2.3 (as applicable) shall be borne by Purchaser and Seller Representative based on the percentage which the portion of the contested amount not determined in favor of such party bears to the amount actually contested by Purchaser and Seller Representative. By way of example and not by way of limitation, if Seller Representative seeks a $70,000 upward adjustment to Closing WC and the Independent Accounting Firm determines that there will be a $40,000 upward adjustment, then Seller Representative will be responsible for three-sevenths (3/7th) of the Independent Accounting Firm’s fees and expenses and Purchaser will be responsible for four-sevenths (4/7th) of the fees and expenses.
     “Disputes” has the meaning set forth in Section 26.
     “D&O Tail Policy” has the meaning set forth in Section 8.8(a).
     “Dollars” means United States Dollars unless otherwise specified, and $ means USD$ unless otherwise specified.
     “Effective Time” has the meaning set forth in Section 3.1.
     “End Date” has the meaning set forth in Section 3.7(a)(ii).

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     “Environmental Condition” means the presence of any Hazardous Materials, including without limitation any contamination, pollution or damage to natural resources or the environment, caused by or relating to the use, manufacture, production, importation, refinement, processing, emission, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by the Company or any other Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.
     “Environmental Laws” means any Law relating to natural resources, pollution, protection of or damage to human health or safety or the environment, or actual or threatened releases, discharges, or emissions into the environment or within structures (including ambient air, indoor air, surface water, groundwater, land, surface and subsurface strata), or otherwise relating to the manufacture, production, importation, refinement, processing, emission, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials, and all laws and regulations relating to record keeping, notification, disclosure and reporting requirements with regard to Hazardous Materials.
     “EPCRA” has the meaning set forth in the definition of Hazardous Materials contained in this Schedule 1.
     “ERISA” has the meaning set forth in Section 4.19.
     “Escrow Agent” shall mean SunTrust Bank, N.A..
     “Escrow Fund” shall mean three million six hundred thousand dollars ($3,600,000), which will be paid by Purchaser, in a combination of cash and Purchaser Common Stock from the Purchase Price otherwise payable to Nabil and Nadim in the same proportions as cash and Parent Common Stock constitute the Purchase Price to an escrow account to be established by Purchaser and Sellers with the Escrow Agent as escrow agent, pursuant to the Escrow Agreement.
     “Escrow Agreement” means the Escrow Agreement attached hereto as Exhibit A. The Escrow Agreement shall provide for (a) the release of the Nadim Holdback as set forth in Section 2.5, (b) the release to Nabil and Nadim, based on such Person’s pro rata interest in the Escrow Fund, twelve (12) months following the Closing Date of forty percent of the cash and forty percent of the shares of Purchaser Common Stock included Escrow Fund, provided that no claims for indemnification have been made by a Purchaser Party pursuant to Section 6.1 in an amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000), (including any Damages that count against the Basket Amount) and (c) the release to Nabil and Nadim, based on such Person’s pro rata interest in the Escrow Fund, twenty four (24) months from the Closing Date of the balance of the Escrow Fund less a reserve for then-unresolved claims.
     “Final Closing WC” has the meaning set forth in Section 2.3(c).
     “Financial Statements” has the meaning set forth in Section 4.15(a).

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     “Flow of Funds Certificate” has the meaning set forth in Section 2.2.
     “GAAP” means generally accepted accounting principles in the United States of America as consistently applied by the Company (but only to the extent such application by the Company was in accordance with the generally accepted accounting principles in the United States of America).
     “Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
     “GSN” has the meaning set forth in the Preamble to this Agreement.
     “Hazardous Materials” means any substance or material that is listed, defined or designated (whether expressly or by reference) as hazardous or toxic (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of liability or responsibility, under any Environmental Law, including without limitation (a) any petroleum, petroleum byproduct, petroleum breakdown product, waste oil, crude oil, asbestos, urea formaldehyde, or polychlorinated biphenyls, (b) any waste, gas or other substance or material that is explosive or radioactive, (c) any “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other legal requirement for protection of the environment (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”); the Resource Conservation and Recovery Act (“RCRA”); the Clean Water Act (“CWA”); the Clean Air Act (“CAA”); the Toxic Substances Control Act (“TSCA”); the Emergency Planning and Community Right-to-Know Act (“EPCRA”); all comparable foreign, state and local laws; all as amended from time to time, and the respective regulations promulgated thereunder), (d) any other substance or material (regardless of physical form) or form of energy that is subject to any legal requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of the environment, and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause (a), (b), (c) or (d) above and that is regulated under any Environmental Law.
     “Independent Accounting Firm” means Grant Thornton LLP, or such other nationally or regionally recognized accounting firm mutually agreed upon by Purchaser and Seller Representative. If Grant Thornton LLP is unable to serve as the Independent Accounting Firm and Purchaser and Seller Representative have failed to reach agreement on an Independent Accounting Firm within ten (10) calendar days, then the Independent Accounting Firm will be selected by Purchaser and consented to by Seller Representative (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, no accounting firm that has had a business relationship with any of Sellers, the Company or Purchaser within the prior two (2) years shall serve as the Independent Accounting Firm.

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     “Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world, in each case, to the extent owned by, licensed to, or otherwise used or held for use by the Company in the business: (a) patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled) (collectively, “Patents”), (b) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (collectively, “Trademarks”), (c) works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights (collectively, “Copyrights”), (d) trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) (collectively, “Trade Secrets”), (e) all domain name registrations, web sites and web pages and related rights, items and documentation related thereto (collectively, “Internet Assets”), (f) computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases (“Software”), and (g) all licenses, and sublicenses, and other agreements or permissions related to the preceding property. Notwithstanding the foregoing, “Intellectual Property”, “Patents”, “Trademarks”, “Copyrights”, “Trade Secrets”, “Internet Assets”, and “Software” shall not include any of the foregoing items that have been assigned or are to be assigned to Newco pursuant to the Split-Off Documents.
     “Intentional Misrepresentation” means that the party had actual knowledge that such representation was inaccurate and intentionally made such representation despite such actual knowledge for the purpose of misleading the other party or otherwise inducing the other party to consummate the transactions contemplated hereby.
     “Internet Assets” has the meaning set forth in the definition of Intellectual Property contained in this Schedule 1.
     “IP Licenses” has the meaning set forth in Section 4.12(a)(ii).
     “IRS” means Internal Revenue Service.
     “Key Personnel” means the employees of the Company listed on Schedule 1-A hereto.
     “Knowledge” and similar terms mean (a) with respect to the Company or the Sellers, the actual knowledge of Nabil, Nadim, Ron Moffitt, Joseph Khalil, David Helinski, and Steve Durante and the knowledge that such Persons would reasonably be expected to have after Reasonable Inquiry; and (b) with respect to any other Person, the actual knowledge of such Person.

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     “Laws” has the meaning set forth in Section 4.6.
     “Leases” has the meaning set forth in Section 4.22(a).
     “Leased Improvements” means all leasehold improvements and fixtures located on the Leased Premises.
     “Leased Premises” has the meaning set forth in Section 4.22(a).
     “Liens” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, and other encumbrances on or ownership interests in the Assets or the Stock, as applicable.
     “Major Customers” has the meaning set forth in Section 4.30(a).
     “McGladrey” means the accounting firm RSM McGladrey, Inc.
     “Moffitt Bonus Amount” means $20,000 paid to Nexius and thereafter payable as a bonus to Ronald Moffitt, less applicable withholdings by Nexius, upon the completion of the Amended 8-K Filing Requirements, pursuant to Section 2.5.
     “Nabil” has the meaning set forth in the Preamble to this Agreement.
     “Nadim” has the meaning set forth in the Preamble to this Agreement.
     “Nadim Holdback Amount” means $500,000 which shall be withheld from the stock portion of the Purchase Price otherwise payable to Nadim under Section 2.1(b)(ii) and if Nadim has an insufficient number of Purchaser Common Stock shares to cover the full $500,000 the remainder will be withheld from the cash portion of the Purchase Price otherwise payable to Nadim under Section 2.1(b)(ii) (which amounts shall be delivered by Purchaser to the Escrow Agent at Closing and released to Nadim and or Purchaser in accordance with the terms and conditions of Section 2.5 and the Escrow Agreement).
     “Net Working Capital” means the difference (whether positive or negative) of (a) the Company’s current assets as of the Closing Date and (b) the Company’s current liabilities as of the Closing Date, in each case as determined in accordance with GAAP (except as otherwise provided herein); provided that:
     (i) current liabilities will exclude (A) any Debt of the Company to be paid pursuant to Section 2.1 and the amounts of any capital or equipment leases of the Company, to the extent they are less than $555,000 in the aggregate (B) any unpaid Transaction Expenses of the Company to be paid by Purchaser pursuant to Section 2.1, and (C) the Aggregate Equity Rights Termination Payments;
     (ii) current liabilities will include (A) any current Taxes payable by the Company resulting from the consummation of the transactions contemplated by this Agreement and (B) the

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aggregate balance of all outstanding checks written against the bank accounts, including money market accounts, of the Company;
     (iii) current assets will exclude (A) any Tax assets of the Company and (B) any accounts receivable of the Company that are more than 120 days old as of the Closing Date; and
     (iv) current assets will include (A) all cash and cash equivalents of the Company, and (B) the aggregate balance of all undeposited checks held by the Company as of the Closing Date.
     A sample Net Working Capital calculation based on the Company’s June 30, 2010 balance sheet is attached hereto as Exhibit O.
     “Newco” means Nexius Solutions, Inc., a Delaware corporation.
     “Nexius Consulting Business” means all assets of the Company associated with the Company’s consulting business (including the applicable personnel associated with such business) as of the date hereof but specifically excludes the assets of the Company and personnel associated with the following Company business areas: Xplore Manager (to include Customer Support Manager, Capacity Manager, Performance Optimization Manager and Configuration Manager) and The Business Manager.
     “Noncompetition Agreement” has the meaning set forth in Section 3.2(j).
     “Notices” has the meaning set forth in Section 11.
     “Open Source Materials” has the meaning set forth in Section 4.12(n).
     “Options” means options, warrants or other rights to subscribe for or purchase any Common Stock or other equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity securities of the Company.
     “Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person, (b) such action is taken in accordance with reasonably prudent business practices, (c) such action is not required to be authorized by the stockholders (or other equity owners) of such Person, or the board of directors of such Person and (d) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person. For the avoidance of doubt, actions related to sales or acquisitions of Persons (whether by merger or stock, equity or asset purchase) will not be considered by the parties hereto to be in the Ordinary Course of Business.
     “Parent 401(k) Plan” has the meaning set forth in Section 8.6(b).
     “Patents” has the meaning set forth in the definition of Intellectual Property contained in this Schedule 1.

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     “Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates, or orders of, any Governmental Authority or any other Person, required for the Company to own the Assets or conduct the Company’s business as is now being conducted. Notwithstanding the foregoing, “Permits” shall not include any of the foregoing that have been assigned or are to be assigned to Newco pursuant to the divestiture of the            Split-Off Documents, and which are not used or materially useful in the conduct or operations of the Company’s business (excluding activities related solely to the Nexius Consulting Business).
     “Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory or common law Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable, (c) Liens as of the date hereof set forth on Schedule 4.9 and specifically identified, with the consent of Purchaser, as “Permitted Liens”, (d) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements not in default and (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law.
     “Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.
     “Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, equity interests in or debt instruments of any Affiliate (excluding the stock of Newco held by the Company), and other tangible personal property which are owned or leased by the Company and used or useful in the conduct of the Company’s business or the operations of the Company’s business including the Personal Property identified on Schedule 4.10. Notwithstanding the foregoing, “Personal Property” shall not include any of the foregoing that have been assigned or are to be assigned to Newco pursuant to the Split-Off Documents.
     “Preliminary WC” will have the meaning set forth in Section 2.3(a).
     “Preliminary WC Statement” will have the meaning set forth in Section 2.3(a).
     “Pro Rata Share” means with respect to any Seller, the quotient of (i) the number of shares of Stock held by such Seller immediately following the consummation of the transactions contemplated by the Split-Off Documents divided by (ii) the number of shares of stock held by all Sellers immediately following the consummation of the transactions contemplated by the Split-Off Documents.
     “Property Warranties” means all of the Company’s rights under any manufacturers’, vendors’ or other warranties relating to the Assets.
     “Purchase Price” has the meaning set forth in Section 2.1.
     “Purchaser” has the meaning set forth in the Preamble to this Agreement.

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     “Purchaser Common Stock” means the common stock, par value $0.001 per share, of Purchaser.
     “Purchaser Material Adverse Effect” has the meaning set forth in Section 5.1.
     “Purchaser Parties” has the meaning set forth in Section 6.1.
     “RCRA” has the meaning set forth in the definition of Hazardous Materials contained in this Schedule 1.
     “Reasonable Inquiry” means the investigation that a reasonably prudent manager (or applicable Person) would make in the ordinary course of performing his assigned duties or responsibilities.
     “Regulations” means the United States treasury regulations promulgated under the Code.
     “Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants) and direct and indirect controlling persons.
     “Required Rights Holders” means the employees of the Company set forth on Schedule 1-B.
     “Rights Holders” means employees of the Company who are entitled to receive a portion of the Aggregate Equity Rights Termination Payment as set forth on Schedule 3.2(s).
     “SEC” means the Securities Exchange Commission.
     “Section 409A Plan” has the meaning set forth in Section 4.19(l).
     “Securities Act” has the meaning set forth in Section 5.5.
     “Seller” has the meaning set forth in the Preamble to this Agreement.
     “Seller Parties” has the meaning set forth in Section 6.2.
     “Seller Representative” has the meaning set forth in Section 24.
     “Software” has the meaning set forth in the definition of Intellectual Property contained in this Schedule 1.
     “Special Representations” means Sections 4.12 (Intellectual Property), 4.14 (Litigation), 4.17 (Tax Matters), 4.19 (Employee Benefit Plans), 4.21 (Environmental Matters), 4.29 (Brokers), 5.1 (Organization), 5.2 (Necessary Authority) and 5.4 (Brokers).
     “Split-Off Documents” means the Asset Contribution Agreement, in the form attached hereto as Exhibit J, and the Redemption Agreement, in the form attached hereto as Exhibit K.

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     “Stock” has the meaning set forth in the Recitals to this Agreement.
     “Subscription Agreements” has the meaning set forth in Section 3.2(c).
     “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company.
     “Target WC” means negative Eight Hundred Forty Eight Thousand Forty Nine Dollars (-$848,049).
     “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; it being understood that the foregoing will include any transferee or secondary liability for a Tax and any liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar contract or arrangement.
     “Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of the Company or any Affiliates of the Company other than Sellers or the administration of any Laws or administrative requirements relating to any Taxes.
     “Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.
     “Trademarks” has the meaning set forth in the definition of Intellectual Property contained in this Schedule 1.

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     “Trade Secrets” has the meaning set forth in the definition of Intellectual Property contained in this Schedule 1.
     “Trading Price” means $16.70 (as adjusted appropriately to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
     “Transaction Documents” means each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto in connection with or pursuant to this Agreement.
     “Transaction Expenses” means the aggregate of (a) all fees and expenses payable by the Company or Sellers in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants plus (b) any transfer, sale, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative and filing fees arising in connection with the consummation of the transaction contemplated by this Agreement and payable by the Company or Sellers.
     “TSCA” has the meaning set forth in the definition of Hazardous Materials contained in this Schedule 1.
     “VAR Pay-Off Amount” means the amount owed by the Company to pay off in full the Debt of the Company under the Master Lease Agreement by and between VAR Resources, Inc. and the Company dated July 13, 2009 as shown on the pay-off letter provided by VAR Resources, Inc. on or before Closing.
     (b) Certain Interpretive Matters. In this Agreement, unless the context otherwise requires: (a) words of the masculine or neuter gender include the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number each include, as applicable, the singular number or the plural number, (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity, (c) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP, (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term, (e) reference to any Law means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, (f) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein, (g) except as otherwise indicated, all references in this Agreement to the underlined words “Section,” “Schedule,” “Disclosure Schedule” and “Exhibit”

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are intended to refer to Sections, Schedules, Disclosure Schedules and Exhibits to this Agreement, and (h) with respect to information, materials, documents, certificates, agreements or other items provided, or to be provided, by one party to another pursuant to this Agreement, the term “made available” shall mean delivered in physical or electronic form or posted to the electronic data room used by the parties hereto in connection with the transactions contemplated hereby. The parties further acknowledge and agree that: (i) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits, Schedules and Disclosure Schedules attached hereto) and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement will be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.
     (c) Disclosure Schedules. The Disclosure Schedules are arranged in sections and subsections corresponding to the representations and warranties in Section 4, to which they relate. The inclusion of any item in any part or section of the Disclosure Schedules shall not constitute an admission that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to respond to certain representations and warranties in this Agreement and to set forth other information required by this Agreement. The Disclosure Schedule and the information and disclosures contained therein shall not be deemed to expand in any way the scope or effect of any representations or warranties. Also, the inclusion of any matter in the Disclosure Schedules does not constitute an admission as to its materiality as it relates to any provision of this Agreement. Information and disclosures contained in each section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in each of the other sections of the Disclosure Schedules as though fully set forth in such other sections if (i) specific cross-references are made and such disclosure and incorporation by reference would be reasonably apparent to a third party. Except as expressly set forth in the Disclosure Schedules, the definitions contained in this Agreement are incorporated into the Disclosure Schedules.

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Schedule 1-A
List of Key Employees:
Joseph Khalil
David Helinski

i

Schedule 1-B
List of Required Rights Holders:
Joseph Khalil
David Helinski
Steve Durante
Fabrice Guillaume
Arpan Shah
Atul Srivastava

1

Schedule 3.2(e)
Purchaser Required Consents
1	Consent of Bank of America Leasing & Capital, LLC is required pursuant to that certain Note and Security Agreement by and between Bank of America Leasing & Capital, LLC and the Company dated December 12, 2007, as amended.

2	Consent of Bank of America Leasing & Capital, LLC is required pursuant to that certain Note and Security Agreement by and between Bank of America Leasing & Capital, LLC and the Company dated June 18, 2007.

2

Schedule 3.2(p)
Contracts To Be Terminated
None.

3

Schedule 3.2(s)
Restricted Stock Grants

Rights Holder	Amount
Joseph Khalil	800,000
David Helinski	400,000
Steve Durante	204,000
Fabrice Guillaume	110,000
Mark Schmitt	91,800
Arpan Shah	100,000
Atul Srivastava	120,000
Greg Azar	30,600
Maryam Moayer	25,500
Mehdi El Amine	30,000
Kelly Green Haselwood	25,500
Ankit Aggarwal	30,000
Jennifer Milo	30,000
Johnny Ghibril	35,000
Steve Crisler	20,400
Hemen Gandhi	15,300
Jeremy Hanford	15,300
Krista Wolter	15,300
Pranay Mandabia	20,000
Dhirendra Bhattarai	10,200
Hender Jimenez	10,200
Lisa Woodruff	10,200
Tim Matsuoka	10,200
Bob Blacker	15,000
Charles Manahan	20,000
Sameer Dahda	20,000
Mireille estephan	20,000
Traian Antonescu	15,000
Mark Adey	25,000
Frank Horowitz	25,000

2,299,500

4